                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         MAXWELL LABORATORIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                          MAXWELL LABORATORIES, INC.
                               8888 BALBOA AVENUE
                              SAN DIEGO, CA  92123

                               -----------------

               NOTICE OF THE 1995 ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON DECEMBER 12, 1995

                               -----------------


To the Shareholders of
Maxwell Laboratories, Inc.

   The 1995 Annual Meeting of Shareholders of Maxwell Laboratories, Inc., a Delaware corporation (the "Company"), will be held on December 12, 1995 at 10:00 A.M., local time, at the La Jolla Marriott, 4240 La Jolla Village Drive, La Jolla, California, for the following purposes, all as more fully set forth in the accompanying Proxy Statement:

   1. To elect 3 directors of the Company of Class III, to serve until the annual meeting of shareholders in 1998 and until their successors shall have been duly elected and qualified.

   2. To consider and approve the Company's 1995 Stock Option Plan.

   3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

   The Board of Directors has fixed the close of business on October 16, 1995 as the record date for determining shareholders entitled to notice of and to vote at the meeting and any adjournment or adjournments thereof.

                                 By Order of the Board of Directors,



                                 Karl M. Samuelian
                                 Secretary

Dated:  October 31, 1995

   YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                          MAXWELL LABORATORIES, INC.

                               8888 BALBOA AVENUE
                          SAN DIEGO, CALIFORNIA 92123
                               _________________

                  PROXY STATEMENT FOR THE 1995 ANNUAL MEETING
                OF SHAREHOLDERS TO BE HELD ON DECEMBER 12, 1995
                               _________________


                              GENERAL INFORMATION

   This Proxy Statement is being mailed on or about November 1, 1995 to the shareholders of Maxwell Laboratories, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company to be used at the 1995 Annual Meeting of the Shareholders of the Company to be held on December 12, 1995 (the "Meeting") and any adjournment or adjournments thereof. Any proxy given may be revoked at any time prior to the exercise of the powers conferred by it by filing with the Secretary of the Company a written notice signed by the shareholder revoking such proxy or a duly executed proxy bearing a later date. In addition, the powers conferred by such proxy may be suspended if the person executing the proxy is present at the meeting and elects to vote in person. All shares represented by each properly executed and unrevoked proxy received in time for the Meeting will be voted (unless otherwise indicated thereon) in the manner specified therein at the Meeting and any adjournment or adjournments thereof.

   The Company will pay the expenses of soliciting proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares. In addition to the use of the mails, some of the Company's directors, officers and regular employees, without extra compensation, may solicit proxies by telegram, telephone and personal interview.

   A Summary Annual Report of the Company for the fiscal year ended July 31, 1995 ("fiscal 1995") is being mailed to shareholders concurrently with the mailing of this Notice of Annual Meeting and Proxy Statement. The Summary Annual Report contains, among other things, summary financial information regarding the Company and a discussion of developments in the Company's business during fiscal 1995. In addition, there is included as an Appendix to this Proxy Statement complete financial statements of the Company together with the report of the Company's independent auditors thereon. The Appendix also contains certain additional financial and related information regarding the Company.


                                 VOTING RIGHTS

   The close of business on October 16, 1995 (the "Record Date") has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof. On the Record Date, there were outstanding 2,694,974 shares of the Company's Common Stock, $.10 par value ("Common Stock"), all of one class and all of which are entitled to be voted at the Meeting. Holders of such issued and outstanding shares of Common Stock are entitled to one vote for each share held by them.

   A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in the tabulation of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS

   The following table sets forth, as of August 31, 1995, certain information concerning the beneficial ownership of the Company's equity securities of each person known by the Company to own beneficially five percent or more of the Company's Common Stock, the Company's only outstanding class of securities presently entitled to vote. A person is deemed to be the beneficial owner of securities, whether or not he has any economic interest therein, if he directly or indirectly has (or shares with others) voting or investment power with respect to the securities or has the right to acquire such beneficial ownership within sixty days.

                                                    NUMBER OF SHARES
                   NAME OF                          OF COMMON STOCK        PERCENT
               BENEFICIAL OWNER                  BENEFICIALLY OWNED (1)   OF CLASS
               ----------------                  ----------------------   ---------
     The TCW Group, Inc.......................                  185,888        6.9%
      865 South Figueroa Street
      Los Angeles, California  90017

     Dimensional Fund Advisors, Inc. (2)......                  167,491        6.2%
      1299 Ocean Avenue, 11th Floor
      Santa Monica, California  90401

     The Robertson Stephens Orphan Fund (3)...                  160,896        6.0%
      555 California Street
      Suite 2600
      San Francisco, Ca.  94104

--------------------

(1) Information with respect to beneficial ownership is based on information furnished to the Company by each shareholder included in the table or included in filings with the Securities and Exchange Commission.

(2) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 167,491 shares of the Company's Common Stock as of June 30, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, a Delaware Business Trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has sole dispositive power over all of such 167,491 shares and sole voting power over 127,769 of such shares. Persons who are officers of Dimensional serve as officers of open-end investment companies mentioned above and in such capacity vote the balance of 39,722 shares.

(3) The Robertson Stephens Orphan Fund (the "Fund") beneficially owns 160,896 shares of the Company's Common Stock and has shared voting and dispositive power over all of such 160,896 shares. Bayview Investors, Ltd., a general partner of the Fund, Robertson, Stephens & Company Investment Management, L.P., a general partner of the Fund and Paul H. Stephens, the Investment Manager of the Fund are also all beneficial owners of such 160,896 shares with shared voting and dispositive power over the shares.

BENEFICIAL OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

     The following table sets forth, as of August 31, 1995, certain information concerning the beneficial ownership of the equity securities of the Company of
(i) each director and nominee for director of the Company, (ii) the Chief Executive Officer and the other four most highly compensated executive officers of the Company who earned in excess of $100,000 during fiscal 1995 and (iii) all directors and executive officers of the Company as a group.

     The percentages set forth in the following table as to each person's ownership of the Company's Common Stock are based on the 2,689,185 shares outstanding on August 31, 1995, plus any shares which may be acquired upon exercise of stock options held by such person which are exercisable on or within sixty days after August 31, 1995. Accordingly, the percentages are based upon different denominators.

                                                                      NUMBER OF SHARES
         NAME AND ADDRESS OF                                          OF COMMON STOCK           PERCENT
          BENEFICIAL OWNER                                         BENEFICIALLY OWNED (1)      OF CLASS
         -------------------                                      ------------------------   -----------

       Lewis J. Colby, Jr................................            14,915 (2)                     *
       Adolphe G. Gueymard...............................            17,667 (2)(3)                  *
       Thomas B. Hayward.................................             8,824 (2)                     *
       Henry F. Owsley...................................            10,461 (2)                     *
       Karl M. Samuelian.................................             4,920 (4)                     *
       Donn A. Starry....................................             7,667 (2)                     *
       John W. Weil......................................            14,612 (2)                     *
       Alan C. Kolb......................................            77,295 (2)                   2.8%
       Kedar D. Pyatt, Jr................................            45,444 (2)                   1.7%
       Sean M. Maloy.....................................            22,409 (2)                     *
       Donald M. Roberts.................................             2,292 (2)                     *
       Eduardo M. Waisman................................             7,650 (2)                     *
       All Directors and Executive Officers as a group
           (15 persons)..................................           253,274 (2)                   8.9%

------------------
* Less than 1% ownership.

(1) Information with respect to beneficial ownership is based on information furnished to the Company by each shareholder included in the table. Except as indicated in the notes to the table, each shareholder included in the table has sole voting and dispositive power with respect to the shares shown to be beneficially owned by such shareholder. The table may not reflect limitations on voting power and investment power arising under community property and similar laws.

(2) Includes the following numbers of shares acquirable under options which were exercisable on or within sixty days after August 31, 1995: Alan C. Kolb, 35,452; Kedar D. Pyatt, Jr., 14,336; Sean M. Maloy, 21,988; Donald M. Roberts, 1,500; Eduardo M. Waisman, 7,650; Messrs. Gueymard, Starry, Hayward and Drs. Weil and Colby, 7,667 each; Mr. Owsley, 5,461; and all directors and executive officers as a group, 142,322.

(3) Does not include 1,157 shares held of record by Mr. Gueymard's wife. Mr. Gueymard disclaims beneficial ownership of such shares.

(4) Does not include 8,667 shares subject to options granted on October 24, 1995, under the Company's 1995 Stock Option Plan. These options are fully exercisable and are subject to shareholder approval of the 1995 Stock Option Plan at the Meeting.

                                  ELECTION OF DIRECTORS

   The Board of Directors of the Company is divided into three classes, with the terms of office of each class ending in successive years. The terms of the three directors currently serving in Class III expire with this Annual Meeting of Shareholders. The directors in Class I and Class II will continue in office until their terms expire at the 1996 and 1997 Annual Meeting of Shareholders, respectively. Each director elected in Class III at the Meeting will hold office for a term expiring at the 1998 Annual Meeting of Shareholders and until his successor is duly elected and qualified.

   Holders of Common Stock are entitled to cast one vote for each share held for each of three nominees for director in Class III. The three nominees receiving the greatest number of votes will be elected directors of the Company in Class
III. It is intended that the shares represented by the enclosed proxy will be voted, unless otherwise instructed, for the election of the three nominees named below. While the Company has no reason to believe that any of the nominees will be unable to stand for election as a director, it is intended that if such an event should occur, such shares will be voted for the remainder of the nominees and for such substitute nominee or nominees as may be selected by the Board of Directors.

   Set forth below is certain information regarding the nominees for director and the other directors of the Company who will continue in office for terms extending beyond the Meeting.

                       NOMINEES FOR ELECTION AS DIRECTORS

                                        PERIOD SERVED AS A DIRECTOR,
                                     POSITIONS AND OTHER RELATIONSHIPS
                                      WITH THE COMPANY, AND BUSINESS
       NAME AND AGE                               EXPERIENCE
       ------------                  ---------------------------------

     Alan C. Kolb, 66         Dr. Kolb has been a director of the Company
     (Class III)              since 1970. He also served as a director from
                              July, 1965 to October, 1967. From 1970 until June,
                              1980, Dr. Kolb was President and Chief Executive
                              Officer of the Company. He was elected Chief
                              Executive Officer of the Company in June, 1980 and in August, 1992, Dr. Kolb also assumed the duties of President of the Company. From 1980 to 1995
                              Dr. Kolb served as Chairman of the Board.


     Karl M. Samuelian, 63    Mr. Samuelian has been a director and Secretary
     (Class III)              of the Company since 1967. From 1978 to June,
                              1980, he also held the office of Chairman of the Board of the Company. For more than five years, Mr. Samuelian has been a shareholder in the law firm of Parker, Milliken, Clark, O'Hara &
                              Samuelian, A Professional Corporation, and a partner in the predecessor law partnership. The
                              Company retained the firm of Parker, Milliken, Clark, O'Hara & Samuelian, A Professional
                              Corporation to provide legal services during fiscal 1995 and said firm has been retained in the current fiscal year.

                                        PERIOD SERVED AS A DIRECTOR,
                                     POSITIONS AND OTHER RELATIONSHIPS
                                      WITH THE COMPANY, AND BUSINESS
       NAME AND AGE                               EXPERIENCE
       ------------                  ---------------------------------
     Thomas B. Hayward, 71    Thomas B. Hayward, U.S. Navy (Retired), is
     (Class III)              President of Thomas B. Hayward Associates, Inc.,
                              an executive consulting firm. Admiral Hayward served as the Chief of Naval Operations of the United States Navy from 1978 until his retirement from active service with the Navy in July, 1982.
                              He is a director of Litton Industries. He was appointed a director of the Company in October, 1987.

                                  DIRECTORS CONTINUING IN OFFICE

     Adolphe G. Gueymard, 82  Mr. Gueymard has served as  a director of the
     (Class I)                Company since April, 1979. For more than five
                              years, Mr. Gueymard has been a petroleum and financial consultant to various business enterprises. He also is an independent investor in oil and gas ventures.

     John W. Weil, 67         Dr. Weil has been a director of the Company since
     (Class I)                June, 1981. From 1974 until 1983, he was a Senior
                              Vice President and Chief Technical Officer of The
                              Bendix Corporation. For more than the past five years, Dr. Weil's principal occupation has been as a consultant through Weil Associates, Inc., a firm of which he is the President and sole employee.
                              Dr. Weil is also a director of Access Corporation.

     Sean M. Maloy, 37        Mr.  Maloy  has  been  a  director  of  the
     (Class I)                Company since March, 1994. On that same date, he
                              assumed the duties of Executive Vice President and Chief Operating Officer. From 1985 to 1994, he was
                              Vice President - Finance and Administration and
                              Chief Financial Officer of the Company and from 1982 to 1985, Corporate Controller.

     Lewis J. Colby, Jr., 61  Dr.  Colby  has  been  a  director  of  the
     (Class II)               Company since December, 1983. He was a Senior Vice
                              President-Technology of Allied-Signal, Inc. from
                              1985 until his retirement on January 1, 1989 and held the same position with Allied Corporation from 1981 to 1985.

                                        PERIOD SERVED AS A DIRECTOR,
                                     POSITIONS AND OTHER RELATIONSHIPS
                                      WITH THE COMPANY, AND BUSINESS
       NAME AND AGE                               EXPERIENCE
       ------------                  ---------------------------------

     Donn A. Starry, 70       General Starry, U.S. Army, Retired, has been a
     (Class II)               director of the Company since July, 1988, and was
                              named Chairman of the Board in October, 1995.
                              General Starry retired from the Army in 1983 after forty years of active service, which included command of the Armor Center and School at Fort
                              Knox, the Fifth United States Corps in U.S. Army
                              Europe, the U.S. Army Training and Doctrine
                              Command, and the United States Readiness Command.
                              Subsequently, he joined Ford Aerospace Corporation where he served briefly as Vice President-Mission
                              Analysis and Technical Affairs and then for three years as Vice President/General Manager of the Space Missions Group. From January 1, 1987 until his retirement from industry in 1990, he served as an Executive Vice President and Special Assistant to the Chief Executive Officer of BDM
                              International. A two term member of the Defense
                              Science Board, he is presently advisor to industry and government in the United States and several foreign countries on matters relating to armor/anti-armor combat systems and command control systems for military operations at tactical and operational levels, and relating to large scale command control systems at strategic levels for military and other applications.

     Henry F. Owsley, 40      Mr.  Owsley  is  a  founding  partner  of  Gordian
     (Class II)               Group, L.P., a financial advisory and merchant
                              banking firm formed in 1988. He has served as a director of the Company since 1991. Mr. Owsley is also a director of Intelogic Trace, Inc.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

   The Board of Directors of the Company held a total of five regular and special meetings during fiscal 1995. All directors except Kedar D. Pyatt, Jr. attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings of all committees of the Board on which he served.

   The Company has an audit committee, the function of which is to assist the Board of Directors in fulfilling its responsibilities with respect to corporate accounting, auditing and reporting practices. In performing such function, the audit committee maintains a direct line of communication with the Company's independent auditors. The audit committee held three meetings during fiscal 1995. Its current members are Messrs. Gueymard, Hayward, Colby, Starry, Owsley and Weil.

   The Company also has a Compensation Committee which authorizes and reviews officers' compensation. This committee held one meeting during fiscal 1995, and its current members are Messrs.

Samuelian, Gueymard, Hayward, Weil, Colby, Starry, and Owsley. The Company has no nominating committee.

COMPENSATION OF DIRECTORS

   Each director of the Company (other than Messrs. Starry, Kolb, Maloy and Pyatt who receive no compensation other than that received in their capacities as officers of the Company, and Mr. Samuelian who, in addition to his compensation as an officer of the Company, receives the meeting fee only) receives compensation of $2,268 per quarter and $810 per Board and Committee meeting attended ($405 per Board or Committee telephonic meeting in which such director participates).

   For serving as Chairman of the Board and as head of the committee of the Board in charge of selecting a new President and CEO-designee, General Starry receives, beginning October 1, 1995, $15,000 per month and will be entitled to the sum of $100,000 upon successful completion of the selection process.
Monthly amounts paid to General Starry after six months shall be credited toward said $100,000 payment.

   Director Option Plan. The Company maintains the Maxwell Laboratories, Inc. Director Stock Option Plan (the "Director Option Plan") which authorizes the granting of options to purchase a maximum of 132,300 shares of the Company's Common Stock to non-employee directors of the Company and its subsidiaries through the tenth anniversary of adoption of the Plan in 1989. Persons who are non-employee incumbent directors (or directors emeritus) of the Company are the only persons eligible to participate in the Director Option Plan.

   The Director Option Plan is administered by the Board of Directors of the Company. Under the Plan, each non-employee director automatically receives annual grants of options to purchase 1,000 shares of the Company's Common Stock on the first business day following the scheduled organizational meeting of the Board of Directors of the Company, provided that any eligible director on the date of any such annual grant who was not a member of the Board of Directors on the date of the preceding grant of options under the Director Option Plan and who was not an employee of the Company at any time after the date of such preceding grant will receive an initial grant of options to purchase 3,000 shares of the Company's Common Stock.

   The purchase price of shares covered by an option granted under the Director Option Plan is the fair market value of the Company's Common Stock on the date of grant of the option. Each option granted under the Director Option Plan becomes exercisable in full on the first anniversary of the date on which it was granted, provided that no such option may be exercised after the expiration of ten years from the date of grant. Options to purchase an aggregate of 51,463 shares have been granted to the Company's non-employee directors (and director emeritus) under the Director Option Plan and are outstanding thereunder.

   Director Stock Purchase Plan. The Company maintains the Maxwell Laboratories, Inc., 1994 Director Stock Purchase Plan (the "Director Purchase Plan"), under which directors, other than those who are full-time employees of the Company, have the opportunity to purchase directly from the Company shares of Common Stock at 100% of the public trading price of the shares. A maximum of 50,000 shares have been authorized for purchases by directors under the plan.

   The Director Purchase Plan is administered by the Board of Directors and authorizes purchases by eligible directors, in accordance with the terms and conditions of the plan, from and after January 1, 1995, the effective date of the plan, until the earlier of ten years thereafter or the issuance of all shares authorized for purchase. All incumbent directors who are not employed by the Company on a full-time basis are eligible to purchase stock under the plan.

   The purchase price of shares purchased under the plan is the closing price of the stock on the public trading market on the day on which the Company receives the director's request for purchase. In the event that directors seek to purchase in the aggregate more shares than are then available for purchase under the plan, the Company will reduce the number of shares to be purchased by the directors in proportion to the number originally requested. Shares purchased under the plan will be issued directly by the Company and will be without restriction as to trading, except such restrictions as are applicable generally to directors of public companies under the securities laws.


                       PROPOSAL TO APPROVE THE COMPANY'S
                            1995 STOCK OPTION PLAN

   The Board of Directors has adopted, subject to shareholder approval, the Maxwell Laboratories, Inc. 1995 Stock Option Plan (the "1995 Plan") which authorizes the granting of options to purchase a maximum of 250,000 shares of the Company's Common Stock to key employees of the Company and its subsidiaries, including officers and directors who are also employees. The principal features of the 1995 Plan are summarized below.

REASONS FOR THE 1995 PLAN

   The Board of Directors of the Company believes that the Company's ability to grant stock options to key employees assists the Company in attracting and retaining key employees by affording them an opportunity to acquire a proprietary interest in the Company. The Company's principal employee stock incentive program has been the 1985 Stock Option Plan (the "1985 Plan"), under which, similar to the proposed 1995 Plan, options have been granted to key employees. The term of the 1985 Plan expired on October 24, 1995, and no
options may be granted under the 1985 Plan after that date.   In view of the
above factors, on October 24, 1995, the Board of Directors adopted the 1995 Plan, subject to shareholder approval, authorizing the granting to key employees of options to purchase a maximum of 250,000 shares of the Company's Common Stock.

TERMS AND CONDITIONS OF THE PLAN

   The 1995 Plan authorizes the granting during the period commencing on October 24, 1995, the date of adoption of the 1995 Plan by the Board of Directors of the Company, and concluding on the tenth anniversary thereof, of stock options to purchase in the aggregate 250,000 shares of the Company's Common Stock. As of the date of this Proxy Statement, options to purchase 8,667 shares have been granted under the 1995 Plan to Karl Samuelian, Secretary of the Company, and such options are subject to shareholder approval of the 1995 Plan at the Meeting. The 1995 Plan provides the flexibility for the grant of options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and options which do not so qualify, referred to as "non-qualified stock options."

   The 1995 Plan will be administered by the Board of Directors of the Company or, at the discretion of the Board, by a Stock Option Committee appointed by the Board (the "Committee"). The Board of Directors of the Company has delegated the authority to administer the 1995 Plan to the Committee. Subject to the provisions of the 1995 Plan, the Committee has the authority to determine the employees to whom and the times at which options are granted, the price and terms of and the number of shares covered by each option, and with respect to each option granted under the 1995 Plan, whether it is intended to be an incentive stock option or a non-qualified stock option.

   There are no limitations as to the minimum or maximum number of shares of Common Stock that may be optioned to any one eligible individual. However, the number of shares as to which incentive stock options may become exercisable by any one individual for any calendar year is limited to a dollar value of $100,000 (measured by the fair market value of the shares on the date of grant). Any options becoming exercisable in excess of such limit in any calendar year will be non-qualified stock options.

   The purchase price of shares with respect to which an option is granted under the 1995 Plan and the terms covering payment of such purchase price are determined by the Committee in its sole discretion, but such price may not be less than 100% of the fair market value of the shares on the date the option is granted, as such fair market value is determined in good faith. In the event, however, that an incentive stock option is granted to an employee who, at the time the option is granted, owns stock representing more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary, the purchase price of shares with respect to which such option is granted must be at least 110% of the fair market value of the shares on the date of grant.

   Options granted under the 1995 Plan will be exercisable in such increments and at such times as the Committee shall specify, provided that no incentive stock option may be exercised after the expiration of ten years from the date of grant, or five years from the date of grant with respect to options granted to an employee who owns more than 10% of the outstanding shares of the Company's stock. No non-qualified stock option may be exercised more than eleven years after the date of grant. Shares covered by the unexercised portion of any terminated or expired option may again be subject of further options under the 1995 Plan.

   Upon any exercise of an option granted under the 1995 Plan, the purchase price of the shares purchased upon such exercise shall be paid in full (i) in cash, (ii) by delivery to the Company of shares of its Common Stock having a fair market value equal to the purchase price or (iii) by a combination of cash and stock. The fair market value of shares of the Company's Common Stock delivered in full or partial payment of the exercise price of an option will be determined by the Committee as of the date of exercise in the same manner by which the fair market value of shares of the Company's Common Stock is determined on the date of grant of an option.

   The Company will receive no consideration upon the grant of any option under the 1995 Plan. Cash proceeds received by the Company from the sale of Common Stock pursuant to the exercise of options granted under the 1995 Plan will constitute general funds of the Company which may be used for general corporate purposes.

   Under the 1995 Plan, if an optionee's employment with the Company is terminated for any reason, the number of shares purchasable under any option granted thereunder held by such optionee is limited to the number of shares which are purchasable by him at the date of such termination. If termination of employment occurs for any reason other than such optionee's death, the option will expire unless exercised by him within sixty days after the date of such termination. If termination of employment occurs by reason of death, the option will expire unless exercised by the optionee's successor within one year after the date of death.

   Options granted under the 1995 Plan are exercisable only by the optionee during his lifetime and are not transferable except by will or the laws of descent and distribution.

   In the event of any change in the Common Stock by reason of recapitalization, reclassification, stock split-up, combination of shares, stock dividend, or like capital adjustment, the 1995 Plan provides that the Board of Directors shall make appropriate adjustments in the aggregate number, class and kind of shares available for option grants under the 1995 Plan or subject to outstanding options thereunder and also make appropriate adjustments in the per share exercise price of outstanding options.

   In the event of the merger, consolidation or other reorganization of the Company, or in the event of any dissolution or liquidation of the Company, the 1995 Plan provides that the Board of Directors shall elect either to (i) appropriately adjust the number, class, kind and exercise price of shares subject to all outstanding options thereunder and shares which may become subject to options granted thereafter, or (ii) terminate the 1995 Plan and any options theretofore granted thereunder, subject to the right of optionees under the 1995 Plan to exercise, in whole or in part (including the portions of options which may not otherwise have been exercisable due to any insufficient passage of time), their options during a period of not less than thirty days following notification by the Company of the event causing such termination.

   The 1995 Plan may be amended, suspended or terminated by the Board of Directors of the Company at any time, except that no amendment, suspension or termination may affect, without his consent, any right or obligation of an optionee under an option theretofore granted to him, and except that no amendment made without shareholder approval shall (i) increase the maximum number of shares for which options may be granted (except pursuant to adjustments of the types described above), (ii) change the provisions relating to the expiration dates of options, (iii) change the provisions relating to the establishment of the option price (except pursuant to adjustments of the types described above), or (iv) change the expiration date of Plan. No options may be granted under the 1995 Plan after its termination on October 24, 2005.

FEDERAL INCOME TAX CONSEQUENCES

   Incentive Stock Options. No federal income tax consequences result from the grant of an incentive stock option, and generally the exercise of an incentive stock option will not result in the recognition of income by an optionee. If an optionee satisfies certain holding period requirements for shares acquired upon the exercise of an incentive stock option, the full amount of his gain upon the sale of such shares (measured by the difference between the amount of his proceeds of sale less the exercise price) will normally be treated as long-term capital gain. The Company will not be entitled to any deduction under such circumstances.

   Non-Qualified Options. No federal income tax consequences result from the grant of a non-qualified stock option. Generally, an optionee will recognize ordinary income upon exercise of a non-qualified stock option in an amount equal to the difference between the fair market value on the date of exercise of the shares acquired upon exercise of the option and the aggregate exercise price for such shares. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by an optionee as a result of the exercise of a non-qualified stock option.

   The preceding discussion under the heading "Federal Income Tax Consequences" is based on federal tax laws and regulations as in effect on the date of this Proxy Statement and does not purport to be a complete description of the federal income tax aspects of the 1995 Plan.

VOTE REQUIRED FOR APPROVAL

   Approval of the 1995 Plan by the shareholders of the Company will require the affirmative vote of a majority of the shares of Common Stock present and represented at the Meeting.

   THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPANY'S 1995 STOCK OPTION PLAN.


                                  EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

   The following table sets forth as to the Chief Executive Officer, and each of the other four most highly compensated executive officers of the Company who earned more than $100,000 in fiscal 1995, information concerning compensation for services rendered in all capacities to the Company and its subsidiaries during each of the fiscal years ended July 31, 1995, 1994 and 1993 in which such individuals served as an executive officer.

SUMMARY COMPENSATION TABLE

                                                                                    Long-Term Compensation
                             Annual Compensation (1)                          -------------------------------------
                            -------------------------      Other Annual         Restricted     Stock Option Grants       All Other
Name and Position           Year    Salary     Bonus    Compensation(2) (3)   Stock Award(s)    (Number of Shares)  Compensation (4)
-------------------------   ----   --------   -------   -------------------   --------------   -------------------- ----------------
Alan C. Kolb                1995   $274,806       -0-              $49,731            -0-                   20,000         $ 4,500
 President, Chief           1994    292,015       -0-               13,266            -0-                      -0-          27,393
 Executive Officer          1993    268,800   $25,000                4,071            -0-                   10,000          40,893
 and Director

Sean M. Maloy               1995    174,602       -0-                  -0-            -0-                   20,000           4,409
 Executive Vice             1994    183,974       -0-                  -0-            -0-                      -0-          13,865
 President, Chief           1993    157,500    15,000                  -0-            -0-                    7,000          14,756
 Operating Officer
 and Director

Kedar D. Pyatt              1995    171,602       -0-                  -0-            -0-                    5,000           4,182
 Sr. Vice                   1994    181,746       -0-                5,393            -0-                      -0-          10,039
 President,                 1993    168,000    10,000                  -0-            -0-                    2,000          15,024
 Chief Technical
 Officer, and
 Director

Donald M. Roberts(5)        1995    150,010       -0-                  -0-            -0-                      -0-             -0-
 General Counsel            1994     46,734       -0-                  -0-            -0-                    5,000             -0-

Eduardo M. Waisman (5)      1995    141,400       -0-                  -0-            -0-                   15,000           4,242
 Vice President             1994    113,175       -0-                  -0-            -0-                      -0-           5,554

_______________________
(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under the Company's Savings Plan.

(2) Represents the amounts paid to Dr. Kolb during fiscal years 1995, 1994 and 1993 and to Dr. Pyatt during fiscal year 1994 to defray income taxes payable by them in connection with the receipt of the supplemental retirement annuities described below.

(3) Does not include the dollar value of certain perquisites and other personal benefits, securities or property the recipient received as personal benefits. Although such amounts cannot be determined precisely, the Company has concluded that the aggregate amount thereof does not exceed as to any of the named individuals the lesser of $50,000 and 10% of the total salary and bonus paid to such individual for fiscal 1995.

(4) The amounts shown in this column for fiscal 1995 consist of matching contributions made by the Company under its Savings Plan.

(5) Appointed an executive officer during fiscal 1994.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table shows information on grants of stock options pursuant to the Company's 1985 Stock Option Plan to the four executive officers of the Company out of the five named in the foregoing Summary Compensation Table who received such grants in fiscal 1995. Pursuant to the Securities and Exchange Commission rules, the table also shows the value of the options granted at the end of the ten-year option terms if the stock price were to appreciate annually by 5% and 10% respectively. There is no assurance that the stock price will appreciate at the rates shown in the table.

  The table also indicates that if the stock price does not appreciate, there will be no realizable value of the options granted.

                                                                                             Potential Realizable
                                                                                               Value at Assumed
                                                                                                Annual Rates of
                                            Percentage of                                         Stock Price
                                           Total Options                                        Appreciation for
                                             Granted to      Exercise                             Option Term
                           Options          Employees in       Price    Expiration       ----------------------------
  Name                     Granted (1)      FY 1995 (2)     (per share)   Date            0%         5%        10%
  ----                     ----------       ------------    ----------  ----------       ----      -------    -------
Alan C. Kolb                   20,000         17.86%        $7.50       09-11-99         $-0-      $41,440    $91,580
Sean M. Maloy                  20,000         17.86%        $7.50       09-11-99         $-0-      $41,440    $91,580
Kedar D. Pyatt, Jr.             5,000          4.46%        $7.50       09-11-99         $-0-      $10,360    $22,890
Eduardo M. Waisman             15,000         13.39%        $7.50       09-11-99         $-0-      $31,080    $68,680

--------------------
(1) Such options were all granted under the Company's 1985 Stock Option Plan. The purchase price of shares covered by such stock options may not be less than the fair market value of the Company's Common Stock at the date of grant. The term of each such option is ten years and the increments in which it is exercisable are determined by the committee which administers the 1985 Plan.

(2) Total options include options covering 7,000 shares granted to directors under the Company's Director Stock Option Plan.

FISCAL YEAR END OPTION VALUES

   Shown below is information with respect to the value of unexercised options to purchase the Company's Common Stock held by each of the five named executive officers of the Company and granted to them in fiscal 1995 and prior years under the Company's 1985 Stock Option Plan, measured in terms of the closing price of the Company's Common Stock on July 31, 1995, the last day of the Company's fiscal year 1995. None of the five named executive officers exercised any stock options during fiscal 1995.

                                        Number of Unexercised                  Value of Unexercised
                                           Options Held at                    In-the-Money Options at
Name                                        July 31, 1995                         July 31, 1995
----                                 -----------------------------      ----------------------------------
                                      Exercisable    Unexercisable       Exercisable         Unexercisable
                                     -------------   -------------      -------------        -------------
Alan C. Kolb                                29,452        24,200             -0-                   $10,000
Sean M. Maloy                               15,988        22,940          $1,737                   $10,000
Kedar D. Pyatt, Jr.                         12,836         5,840             -0-                   $ 2,500
Donald M. Roberts                            1,500         3,500          $  750                   $ 1,750
Eduardo M. Waisman                           3,150        17,100             -0-                   $ 7,500

   The following Shareholder Return Performance Graph and the Report of the Compensation Committee and Stock Option Committee on Executive Compensation included in this Proxy Statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Performance Graph or the Compensation Committee/Stock Option Committee Report by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

   Set forth below is a line graph comparing the five year cumulative total return to shareholders on the Company's Common Stock with the five year cumulative total return on the NASDAQ and a peer group of comparable companies identified therein.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
        AMONG MAXWELL LABORATORIES, INC., NASDAQ, AND INDUSTRY PEER GROUP
                          YEAR ENDING JULY 31, 1990-1995


                      [PERFORMANCE GRAPHIC APPEARS HERE]


                             MAXWELL
Measurement Period           LABORATORIES,                   INDUSTRY
(Fiscal Year Covered)        INC.              NASDAQ        PEER GROUP
---------------------        -------------     ------        ----------
Measurement Pt- 07/31/90     $100              $100          $100
FYE 07/31/91                 $128.9            $117.4        $135.7
FYE 07/31/92                 $105.4            $137.4        $116.9
FYE 07/31/93                 $137.0            $168.1        $161.4
FYE 07/31/94                 $ 91.3            $172.7        $171.6
FYE 07/31/95                 $ 85.8            $236.3        $286.5


          ASSUMES $100 INVESTED 7/31/90 IN MAXWELL LABORATORIES, INC. COMMON STOCK, NASDAQ, AND INDUSTRY PEER GROUP (DIVIDENDS REINVESTED)

          INDUSTRY PEER GROUP INCLUDES: CALIFORNIA MICROWAVE, COHERENT, INC., CUBIC CORPORATION, ILC TECHNOLOGY, INC., KAMAN CORPORATION CLA, TITAN CORPORATION, AND WATKINS-JOHNSON

REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

   As described in more detail below, the Company's executive compensation consists of three principal components--base salary and annual incentive compensation as determined by the Compensation Committee of the Board of Directors and stock option awards as determined by the Stock Option Committee of the Board of Directors.

   A formal Compensation Committee of the Board of Directors of the Company was established during fiscal year 1993 and is comprised of all directors other than Drs. Kolb and Pyatt and Mr. Maloy. The compensation policies of the Company are designed to set its executive compensation, including salary and short-term and long-term incentive programs, at a level consistent with amounts paid to executive officers of companies of similar size and marketplace orientation. In this regard, from time to time over the last approximately ten years, the Company has retained the services of a nationally recognized consulting firm specializing in executive compensation issues to perform market analyses of competitive compensation practices for selected executive officers. The compensation policies of the Company are also designed to link executive officer compensation to the Company's performance in the short-term and long-term, to reward individual achievement and to attract and retain qualified executives.

   The Company's executive compensation consists of three principal components:

      (1) Base Salary. Base salary is intended to be set at a level consistent with amounts paid to executive officers of companies of comparable size and business areas and generally reflective of the performance of the Company and the individual. Salaries for executive officers other than the Chief Executive Officer are reviewed on an annual basis; the base salary for the Chief Executive Officer is reviewed every eighteen months. In light of the Company's disappointing loss reported in fiscal 1994, no salary increases were instituted for the executive officers in fiscal 1995. In addition, during fiscal 1994, in a continuing effort to bring the Company's costs in line with its business base and as a part of other restructuring efforts in that fiscal year, the salaries of Messrs. Kolb, Maloy and Pyatt were reduced by 10% effective in March of 1994 and such reduction continued throughout fiscal 1995.

      (2) Annual Incentive Compensation. For a number of years prior to fiscal 1995, the Company maintained a Management Incentive Bonus Plan under which annual bonuses to executive officers were based on formulae involving quantitative factors such as corporate and divisional profitability compared to target levels of profitability and return on shareholders' equity thresholds and qualitative factors such as perceived individual job performance and achievement. In view of the uncertainty regarding financial targets to establish for fiscal 1995, such a plan was not established for fiscal 1995 and no bonuses were awarded in fiscal 1995 to executive officers.

      (3) Long Term Incentive Compensation/Stock Options. The Company's long-term incentive program consists of a stock option program pursuant to which the Chief Executive Officer and other executive officers (as well as other key employees) are periodically granted stock options at the then fair market value of the Company's Common Stock. These options are designed to reward and retain executive officers over the long-term and to link the value of the incentive to increases in the Company's stock price over time benefiting shareholders as a whole. Options granted to the executive officers identified in the Summary Compensation Table during fiscal 1995 are set forth in the table above under the caption "Option Grants in Last Fiscal Year."

                                                       Dated:  October 31, 1995.

                                                   COMPENSATION COMMITTEE

                                                   Lewis J. Colby, Jr.
                                                   Adolphe G. Gueymard
                                                   Thomas B. Hayward
                                                   Henry F. Owsley
                                                   Karl M. Samuelian
                                                   Donn A. Starry
                                                   John W. Weil

                                                   STOCK OPTION COMMITTEE

                                                   Lewis J. Colby, Jr.
                                                   Donn A. Starry
                                                   John W. Weil

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During fiscal 1995, the Compensation Committee of the Board of Directors was comprised of directors Colby, Gueymard, Hayward, Starry, Samuelian, Weil and Owsley. The same directors continue to serve on the Compensation Committee at the present time.

   Mr. Samuelian is the Secretary of the Company and is a shareholder in the law firm of Parker, Milliken, Clark, O'Hara & Samuelian, A Professional Corporation. The Company retained the firm of Parker, Milliken, Clark, O'Hara & Samuelian, A Professional Corporation to provide legal services during fiscal 1995 and said firm has been retained in the current fiscal year.

COMPENSATION PURSUANT TO PLANS

   Maxwell Laboratories, Inc. Retirement Plan. The Company maintains the Maxwell Laboratories, Inc. Retirement Plan (the "Retirement Plan") which is a tax-qualified plan under the Internal Revenue Code of 1986, as amended (the "Code"). Substantially all employees of the Company, including all executive officers of the Company are eligible to participate in the Retirement Plan upon their date of hire. The annual amount of the Company's contribution is 5% of the compensation of plan participants, unless the Board of Directors exercises its discretion in a particular year to set a greater or lesser contribution. As a part of the cost reduction efforts in fiscal 1994, the Board suspended contributions to the Retirement Plan in January, 1994, and such suspension continued throughout fiscal 1995. The Board will examine reinstatement of contributions when the operations have achieved a minimum level of profitability. Contributions to the Retirement Plan are allocated among the participants based upon each participant's compensation, including any bonuses, commissions, deferred compensation and incentive compensation, but excluding any compensation earned in any period during which an employee was not a participant in the Retirement Plan. After completing three years of service, participants attain a vested right to 50% of the Company's contributions made on their behalf. Thereafter, participants attain a vested right to contributions at the rate of 25% for each year of service and become fully vested after five years of service.

   Maxwell Laboratories, Inc. Savings Plan. The Company maintains a savings plan under Section 401(k) of the Code ("Savings Plan") pursuant to which plan eligible employees of the Company (including executive officers) may elect, from time to time, to make contributions of up to 10% of their compensation from the Company. The Company will make a matching contribution equal to 50% of the first 6% of compensation contributed by a participant. All employees of the Company are eligible to participate in the Savings Plan after completing one year of service. Subject to applicable legal limitations, amounts contributed to the Savings Plan by a participant will not be subject to federal income tax until distributed from the Savings Plan (at such times as distributions are permitted or required), and the Company will be entitled to a deduction for federal income tax purposes equal to the amount of the participant's contribution (and Company matching contribution) under the Savings Plan. Participant contributions to the Savings Plan, and the Company's matching contributions, are fully vested.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN CONTROL
ARRANGEMENTS

   Employment Agreements. In June 1989, the Company entered into Employment Agreements with Alan C. Kolb and Kedar D. Pyatt, Jr. Each Employment Agreement was originally for a term ending July 31, 1994 and provides that on February 1, 1991 and each subsequent year during the term thereof, the Board of Directors shall determine whether to extend the term for one or more additional years.
The term of each of such Employment Agreement is currently scheduled to expire July 31, 1996. The Employment Agreements each provide that the employee will be required to perform the duties for the Company he was performing on the date of the agreement, plus such other and different duties as may be mutually agreed by the Company and the employee, and that the employee will receive as compensation the salary and incentive bonus to which he was then entitled, as well as other fringe benefits then being provided by the Company. Any future increases in the employee's compensation, bonus and benefits will be as determined by the Board of Directors in accordance with its normal practices.

   Each Employment Agreement provides that in the event the employee's employment is terminated by the Company other than for cause (as defined in the agreement) or by the employee for good reason (as defined in the agreement), the Company will generally be obligated to pay the employee a lump sum severance payment in the amount of the present value of the salary and bonus payments which would have been made to the employee had he continued employment during the then remaining term of the Employment Agreement, plus the value in cash, or the actual benefits, of the other fringe benefit programs then covering the employee for the period of the remaining term of the Employment Agreement. If such severance payments are determined to be "parachute payments" under Section 280G of the Internal Revenue Code, the Company is not obligated to make that portion of such payments which, if paid, would result in some or all of such payments not being deductible to the Company by reason of Section 280G. If the employee's employment is terminated by the Company for cause, by the employee for other than good reason, or by reason of disability or death, then the Company is obligated only to pay the employee what he had accrued through the date of termination of employment plus, in the case of disability or death, such further benefits as may be provided under applicable fringe benefit programs of the Company.

   Severance Pay Plan. The Company adopted in June, 1989 the Maxwell Laboratories, Inc. Special Severance Pay Plan (the "Severance Pay Plan"). Any key employee of the Company or any subsidiary who does not have an individual agreement with the Company providing for severance benefits is eligible to participate in the Severance Pay Plan upon being designated as a participant by the Board of Directors of the Company. Sean Maloy has been designated as a participant in the Severance Pay Plan and has been designated an "Executive Employee" thereunder.

   Under the Severance Pay Plan, a participant is entitled to severance benefits if (i) he is terminated by the Company during the two-year period following a change in control (as defined in such Plan) of the Company (other than by virtue of a termination for good cause, as defined in such Plan) or (ii) if he terminates his employment with the Company during such two-year period under circumstances constituting a constructive termination (as defined in the Severance Pay Plan) such as a significant reduction or alteration of his responsibilities or a reduction in his base salary. Each such terminated or terminating employee who is not designated as an Executive Employee under the Severance Pay Plan is entitled to a severance benefit in the amount equal to the product of (i) his monthly compensation (as defined in the Plan) and (ii) the number of years (up to 12 years) during which he was employed with the Company; provided that in no event shall his severance benefit be less than six times his monthly compensation. Each such terminated or terminating employee who is designated as an Executive Employee under the Plan is entitled to a severance benefit in an amount equal to the product of (i) his monthly compensation and
(ii) the number of years (up to 24 years) during which he was employed with the Company; provided that in no event shall his severance benefit under the Plan be less than 18 times his monthly compensation. In addition to the severance benefit described above, upon a termination of employment under such circumstances, a participant in the Severance Pay Plan will be entitled to receive with respect to all outstanding stock options then held by him (whether or not then fully exercisable), other than incentive stock options granted prior to the effective date of the Severance Pay Plan, a cash payment in an amount equal to the appreciation of such options, which options shall be canceled in exchange for such payment. Severance benefits which are payable to a participant under the Severance Pay Plan are paid to him in a lump sum, in cash, not later than five days following the date of termination of his employment.

   Certain Supplemental Retirement Annuities. The Company has extended to Drs. Kolb and Pyatt a benefit in the form of a retirement annuity intended to supplement the retirement benefits available under the Company's regular retirement programs. In December, 1989, the Company entered into agreements with each of Drs. Kolb and Pyatt to provide an annuity estimated to pay him a benefit equivalent to what he would receive, on an after-tax basis, from a standard pension plan providing a benefit of 50% (in the case of Dr. Kolb) or 40% (in the case of Dr. Pyatt) of his average compensation during his three years of highest compensation in his last five years of employment, reduced by his social security benefits and by the benefits provided by the Company's tax-qualified employee benefit plans. To receive the full benefit, except in the event of death, disability or a change in control of the Company, Dr. Kolb must remain with the Company for 10 years from the date of his annuity agreement, and Dr. Pyatt for 9 years from the date of his annuity agreement, after which each may retire and begin receiving his benefit.

   Each year the Company will purchase and deliver to each of Drs. Kolb and Pyatt an annuity contract funding a pro rata portion of his eventual retirement annuity, and the Company will also pay each of them a cash payment each year in an amount calculated to defray the federal and state income taxes payable by each of them as a result of the receipt of the annuity contract. Each of Dr. Kolb's and Dr. Pyatt's eventual retirement annuity will be equal to the payments actually made under the annuity contracts purchased for him.

   The annual benefit, after taking into account qualified plans and social security, estimated to be provided to Dr. Kolb upon completion of the funding of his retirement annuity is $65,000, and the annual benefit estimated to be provided to Dr. Pyatt on the same basis upon completion of the funding of his retirement annuity is $5,000.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   Ernst & Young LLP, certified public accountants ("E&Y"), were the Company's auditors in fiscal 1995.

   The Company has engaged E&Y as its auditors for the current fiscal year; provided, however, that if E&Y shall decline to act or otherwise become incapable of acting, or if its engagement is otherwise terminated by the Board of Directors (none of which events are currently anticipated), the Board of Directors will appoint other auditors for the fiscal year.

   Representatives of E&Y will be present at the meeting with an opportunity to make a statement if they desire to do so and such representatives will be available to respond to appropriate questions from shareholders in attendance.

                                  SHAREHOLDER PROPOSALS

   Shareholders may present proposals for inclusion in the proxy statement and form of proxy to be used in connection with the 1996 Annual Meeting of Shareholders of the Company, provided such proposals are received by the Company no later than July 5, 1996 and are otherwise in compliance with applicable laws and regulations.

                                  OTHER BUSINESS

   The Board of Directors does not intend to present any other business at the meeting and knows of no other matters which will be presented at the meeting.

                                            By Order of the Board of Directors


                                            Karl M. Samuelian
                                            Secretary

Dated: October 31, 1995

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                                  APPENDIX A



                          MAXWELL LABORATORIES, INC.

                    FISCAL YEAR 1995 FINANCIAL INFORMATION

                          MAXWELL LABORATORIES, INC.

                              INDEX TO APPENDIX A

                                                                                            Page
                                                                                            ----
Management's Discussion and Analysis of Financial Condition and Results of Operations....   A-2
Five-Year Selected Financial Data........................................................   A-5
Consolidated Balance Sheet at July 31, 1995 and 1994.....................................   A-6
Consolidated Statement of Income for the Years Ended July 31, 1995, 1994 and 1993........   A-7
Consolidated Statement of Shareholders' Equity for the Three Years Ended July 31, 1995...   A-8
Consolidated Statement of Cash Flows for the Years Ended July 31, 1995, 1994 and 1993....   A-9
Notes to Consolidated Financial Statements...............................................   A-10
Report of Ernst & Young LLP, Independent Auditors........................................   A-20

                  MAXWELL LABORATORIES, INC., AND SUBSIDIARY

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

  During the last several years, Maxwell has been transitioning from being primarily engaged in Government R&D activities to being a provider of technology-based commercial products and services. In 1995, commercial sales for the first time comprised more than half of the Company's revenues, accounting for 57% of the total business. This transition is moving forward as a result of a combination of external events and our internal strategy. Externally, cutbacks in overall Defense spending are still negatively impacting the Company and creating significant issues for management. Fiscal 1995 sales in the primarily Defense-related technology programs and services (TPS) business segment fell by over $10 million to $32.2 million, as discussed in the TPS section below. Indications are that overall Defense funding will continue to decline, and therefore reduced levels of Defense-related sales are likely for the Company. While we believe we are approaching the level of Defense work which could remain a stable core, the level of future Defense cutbacks and the impact on the Company is not predictable and, therefore, previously reported results are not necessarily indicative of those to be expected in the future. Internally, we are managing the transition towards specific strategic objectives and commercial markets through focused investments, primarily in three core areas: power conversion components and systems; purification technology; and information technology. Activities in the commercial, industrial and scientific products (CIS) business segment reflect this focus, as highlighted in the discussions below. At the same time, we are continually looking at our cost structure to keep it in line with forecasted revenues. In this regard, it is important to note that certain costs, such as facilities, have time periods for adjustment that are longer than the recent pace of shrinkage in Defense sales.

  TPS sales declined by $10.2 million, or 24%, from 1994. As mentioned, this is attributable to reduced sales in the Company's Defense business base, primarily related to nuclear weapons effects simulation programs. While this includes reductions in the systems side of this business area at our Balboa division, it also reflects an even larger reduction in the software simulation side at the S-Cubed division. In order to offset this decline, S-Cubed is applying its capabilities developed in Defense work to commercial networking and software applications, which are reported in the commercial, industrial and scientific products business segment. Fiscal 1994 TPS sales of $42.5 million decreased from $48.5 million in 1993. This decrease also resulted primarily from Defense cutbacks, the majority of which related to S-Cubed and our Albuquerque division, which was in transition from a previous operations and maintenance contract to the follow-on which runs through August 1996. Two months after fiscal 1995 year-end, the Government ceased testing at three radiation simulators which have been operated by the Balboa division for many years. This facility close down is part of the Government's response to perceived reduced nuclear threats and smaller Defense budgets. The division expects to provide funded assistance in the closure of the facilities over a two-year period, and continues to develop technology for and operate a next generation simulator for the Government.

  Overall, CIS sales were virtually flat at $42.8 million in 1995, compared to $43.0 million in 1994. However, adjusted for the Brobeck division, which was discontinued in January 1994, and a large, multi-million dollar turnkey capacitor bank system at the Balboa division, which was substantially completed in 1994, remaining CIS sales increased $5.5 million, or 15% over prior year levels. Increased shipments of PC-based controllers for original equipment manufacturers at the I-Bus division and commercial software sales in new business areas at the S-Cubed operation account for most of this increase. Currently, the new software business at S-Cubed consists primarily of two long-term fixed price contracts, both of which are scheduled for completion next year. Fiscal 1994 CIS sales increased by $4.6 million over the $38.4 million of 1993, with increases occurring in most operations. The largest single contributor to that increase was the previously mentioned turnkey capacitor bank system, which has not been replaced with a similar large project at the Balboa division.

  Cost of sales as a percent of sales was 75.3%, 80.2% and 75.7% in fiscal years 1995, 1994 and 1993, respectively. In the TPS business segment, cost of sales as a percent of sales has been relatively stable, varying approximately 2.5% over the three-year period. The percentage was slightly higher last year, primarily due to the impact in 1994 of inventory reserves established for a Superconducting Super Collider contract which was partially terminated for the convenience of the government. Compared to both 1995 and 1993, the CIS cost of sales percentage in 1994 was higher by approximately 8.7% primarily due to a $2 million write-off on an overseas capacitor contract, and the carrying costs attributable to the Brobeck division prior to its shut down.

  Internally funded research and development expenses were $5,038,000 in fiscal 1995, a 5.1% increase over the $4,794,000 of the prior year. The increase is primarily due to greater expenditures for software development initiatives at the S-Cubed division and new PC-based products at I-Bus. These commercial product developments support the Company's information technology focus area, and more than offset a reduction in research and development costs at the Balboa operation. As a percent of total Company sales, internal research and development expenditures for fiscal 1995, 1994 and 1993 were 6.7%, 5.6% and 6.5%, respectively.

  Selling, administrative and general expenses in fiscal year 1995 were $13,636,000, or 18.2% of sales, compared with $14,068,000 and $13,525,000, or
16.5% and 15.6% of sales for fiscal years 1994 and 1993, respectively. Administrative expenses were $1.1 million less in the current year than in 1994, primarily as a result of cost cutting measures implemented in the last part of 1994. In addition, one-time costs were incurred in 1994 associated with reducing the labor force in the third and fourth quarters. Partially offsetting the reduction in administrative costs is a $650,000 increase in sales and marketing expenditures, primarily attributable to I-Bus. I-Bus revenues have grown at a 28% compound rate over the last four years, and the increase in marketing expenses at that division has been required to support such growth. Sales and marketing expenses increased in 1994 over 1993, also in support of commercialization efforts in new product areas, and, in conjunction with the one-time labor force reduction costs mentioned above, resulted in the increase in selling, general and administrative expenses in 1994 over 1993.

  Interest expense increased to $315,000 in fiscal 1995, from $252,000 and $244,000 in 1994 and 1993, respectively, due to a full year of expense on a term bank loan obtained in February 1994 in the original amount of $2.5 million, primarily to finance building improvements for the chemical analytical services laboratory in a Company-owned facility. The Company realized interest income, which is included in other-net, of $358,000, $164,000 and $264,000 in fiscal years 1995, 1994 and 1993, respectively. The increase in interest income in 1995 is primarily attributable to interest earned on various tax refunds and receivables. The decrease in 1994 from 1993 was primarily due to a decrease in invested funds.

  Other-net represents income of $848,000 in 1995, compared to $589,000 and $35,000 in 1994 and 1993, respectively. As described above, interest income is included in other-net, and the increase in interest income, and to a lesser extent the final year of expense during 1994 related to the covenant-not-to-compete provisions of the I-Bus purchase agreement, comprise the majority of the change in other-net in fiscal 1995. As compared to 1993, the primary reason for the increase is the amortization into income of amounts contributed by minority shareholders upon the organization of PurePulse Technologies (formerly Foodco) over such shareholders' proportionate share of PurePulse's equity. This amortization began in the fourth quarter of fiscal 1993, and will continue through April 1996. Thus, fiscal year 1995 and 1994 other-net includes $508,000 of such income in each year, compared to $127,000 in 1993.

  Income tax expense was incurred at an effective rate of 3.6% in 1995, and 39.0% in 1993, while recoverable income taxes were recorded at an effective rate of 39.0% in 1994. The 3.6% rate in the current year primarily reflects the tax-free status of the amortized PurePulse gain, which had a less significant effect on the tax rate in the prior two years due to the greater amount of overall income or loss in those years. The Company has net deferred tax assets in excess of deferred tax liabilities of $1,285,000 at July 31, 1995, and had a loss in the prior fiscal year. The 1994 loss was partially attributable to one-time charges related to restructuring activities and the shut-down of the Brobeck division, and given current backlog levels at the various operating divisions, along with possible asset sales, management believes that the deferred tax assets are realizable.

INFLATION AND CHANGES IN PRICES

  A substantial portion of the Company's business with agencies of the United States Government consists of cost-reimbursement contracts which permit recovery of inflation costs. Fixed-price contracts with the government and other customers typically include estimated costs for inflation in the contract price. Generally, the Company has been able to increase prices to offset its inflation-related increased costs.


LIQUIDITY AND CAPITAL RESOURCES

  The Company maintained a strong financial position with working capital of $17.9 million, a current ratio of 2.4:1, and cash and cash equivalents of $4.1 million at July 31, 1995. In addition, the Company has available a $7.5 million unsecured bank line of credit. Management believes that funds on hand and those generated by future operations and available through its bank line of credit will be sufficient to finance working capital requirements for the foreseeable future.

                  MAXWELL LABORATORIES, INC., AND SUBSIDIARY

                       FIVE-YEAR SELECTED FINANCIAL DATA

                                                                      YEAR ENDED JULY 31
                                                      --------------------------------------------------
                                                       1995       1994      1993       1992       1991
                                                      -------   --------   -------   --------   --------
                                                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS & RATIOS)
Sales..............................................   $75,004   $85,463    $86,902   $90,159     $86,312
Costs and expenses.................................    74,588    88,098     85,149    96,851      82,444
                                                      -------   -------    -------   -------     -------
Income  (loss) before income taxes  and minority
  interest.........................................       416    (2,635)     1,753    (6,692)      3,868
Provision for income taxes.........................        15    (1,028)       683    (2,745)      1,137
Minority interest in net income of subsidiary......        86        80         48        30          72
                                                      -------   -------    -------   -------     -------
Net income (loss)..................................   $   315   $(1,687)   $ 1,022   $(3,977)    $ 2,659
                                                      =======   =======    =======   =======     =======
Earnings (loss) per share:
  Primary..........................................   $   .12   $  (.63)   $   .38   $ (1.50)    $  1.00
  Fully diluted....................................   $   .12   $  (.63)   $   .37   $ (1.50)    $   .99
Cash dividends per share...........................                                  $   .40     $   .40
Total assets.......................................   $52,370   $54,322    $55,086   $59,925     $56,413
Working capital....................................   $17,855   $18,091    $20,142   $18,410     $22,976
Working capital ratio..............................    2.37:1    2.31:1     2.49:1    2.02:1      3.24:1
Long-term debt.....................................   $ 1,928   $ 2,797    $ 1,515   $ 2,538     $ 1,710
Shareholders' equity at year-end...................   $35,364   $34,960    $36,645   $35,456     $40,164
Shares outstanding at year-end.....................     2,689     2,675      2,675     2,656       2,636
Book value per share at  year-end..................   $ 13.15   $ 13.07    $ 13.70   $ 13.35     $ 15.24

                   MAXWELL LABORATORIES, INC., AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                                       JULY 31
                                                                                   -----------------
                                                                                    1995      1994
                                                                                   -------   -------
                                                                                    (IN THOUSANDS)
Current Assets
 Cash and cash equivalents......................................................   $ 4,053   $ 4,579
 Accounts receivable:
   Trade and other, less allowance for doubtful accounts of
    $545 in 1995 and $530 in 1994...............................................     9,589     9,883
   Long-term contracts -- Note 2................................................     6,441     6,140
                                                                                   -------   -------
                                                                                    16,030    16,023
 Inventories and inventoried costs relating to long-term contracts -- Note 12...     7,239     7,608
 Recoverable income taxes.......................................................       861        64
 Prepaid expenses...............................................................       572       512
 Deferred income taxes..........................................................     2,090     3,135
                                                                                   -------   -------
    Total Current Assets........................................................    30,845    31,921

Property, Plant and Equipment, net of accumulated depreciation and
 amortization -- Note 12........................................................    20,315    20,981

Deposits and Other..............................................................     1,210     1,420
                                                                                   -------   -------
                                                                                   $52,370   $54,322
                                                                                   =======   =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
 Accounts payable...............................................................   $ 9,400   $ 9,925
 Accrued employee compensation..................................................     2,681     2,936
 Current portion of long-term debt..............................................       909       969
                                                                                   -------   -------
    Total Current Liabilities...................................................    12,990    13,830

Long-Term Debt -- Note 3........................................................     1,928     2,797

Deferred Income Taxes...........................................................       805     1,030

Minority Interest and Additional Amounts Contributed............................     1,283     1,705

Commitments & Contingencies -- Notes 6 & 10

Shareholders' Equity -- Note 4
 Common Stock, $.10 par value
   Authorized 5,000,000 shares
   Issued and outstanding: 1995 -- 2,689,185 shares;
    1994 -- 2,674,973 shares...................................................        269       267
 Additional paid-in capital....................................................     18,889    18,802
 Retained earnings.............................................................     16,206    15,891
                                                                                   -------   -------
                                                                                    35,364    34,960
                                                                                   -------   -------
                                                                                   $52,370   $54,322
                                                                                   =======   =======

                            See accompanying notes.

                   MAXWELL LABORATORIES, INC., AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

                                                                         YEAR ENDED JULY 31
                                                              ------------------------------------------
                                                                1995            1994             1993
                                                              --------       -----------       ---------
                                                               (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Sales......................................................   $75,004            $85,463         $86,902
Costs and expenses:
 Cost of sales.............................................    56,447             68,555          65,765
 Selling, administrative and general expenses..............    13,636             14,068          13,525
 Research and development expenses.........................     5,038              4,794           5,650
 Loss on closing of Brobeck division.......................                        1,018
Interest expense...........................................       315                252             244
Other-net -- Note 12.......................................      (848)              (589)            (35)
                                                              -------            -------         -------
                                                               74,588             88,098          85,149
                                                              -------            -------         -------
Income (loss)  before income taxes and minority interest...       416             (2,635)          1,753
Provision for income taxes -- Note 5.......................        15             (1,028)            683
Minority interest in net income of subsidiary..............        86                 80              48
                                                              -------            -------         -------
 Net income (loss).........................................   $   315            $(1,687)        $ 1,022
                                                              =======            =======         =======
Earnings (loss) per share:
 Primary...................................................   $   .12            $  (.63)        $   .38
                                                              =======            =======         =======
 Fully Diluted.............................................   $   .12            $  (.63)        $   .37
                                                              =======            =======         =======

                            See accompanying notes.

                   MAXWELL LABORATORIES, INC., AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                  THREE YEARS ENDED JULY 31, 1995
                                                              ---------------------------------------
                                                              COMMON      ADDITIONAL       RETAINED
                                                               STOCK    PAID-IN CAPITAL    EARNINGS
                                                              --------  ---------------   -----------
                                                                          (IN THOUSANDS)

Balance at August 1, 1992.....................................   $241        $15,902       $19,313
 Issuance of  18,580 shares under stock option plan
   including related tax benefit..............................      2            165
 Issuance of 126,742 shares due to 5 percent stock dividend...     12          1,376        (1,388)
 Net income for the year......................................                               1,022
                                                                 ----        -------       -------
Balance at July 31, 1993......................................    255         17,443        18,947
 Issuance of  580 shares under stock option plan
   including related tax benefit..............................                     4
 Issuance of 127,185 shares due to 5 percent stock dividend...     12          1,355        (1,369)
 Net loss for the year........................................                              (1,687)
                                                                 ----        -------       -------
Balance at July 31, 1994......................................    267         18,802        15,891
 Issuance of 14,212 shares under stock purchase plan..........      2             87
 Net income for the year......................................                                 315
                                                                 ----        -------       -------
Balance at July 31, 1995......................................   $269        $18,889       $16,206
                                                                 ====        =======       =======

                            See accompanying notes.

                   MAXWELL LABORATORIES, INC., AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  YEAR ENDED JULY 31
                                                            ------------------------------
                                                              1995       1994       1993
                                                            --------   --------   --------
                                                                   (IN THOUSANDS)
Operating Activities
  Net income (loss).......................................    $   315     $(1,687)   $ 1,022
    Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
      Depreciation and amortization.......................      2,907       3,275      4,173
      Provision for losses on accounts receivable.........         45         310         28
      Loss on sales of property and equipment.............        122         154         12
      Deferred income taxes...............................        820        (970)     1,715
      Minority interest in net income of subsidiary.......         86          80         48
      Changes in operating assets and liabilities:
        Accounts receivable................................       (52)        266        980
        Inventories........................................       369         876     (1,434)
        Prepaid expenses and other.........................       150        (225)       124
        Accounts payable...................................      (525)      1,152     (3,172)
        Accrued employee compensation......................      (255)       (812)      (266)
        Income taxes payable/recoverable...................      (797)        914       (903)
                                                              -------     -------    -------
           Net Cash Provided by Operating Activities.......     3,185       3,333      2,327

Investing Activities
  Purchases of property, plant and equipment..............     (2,951)     (4,662)    (2,728)
  Proceeds from sales of property and equipment...........         80          26         14
                                                              -------     -------    -------
           Net Cash Used in Investing Activities...........    (2,871)     (4,636)    (2,714)

Financing  Activities
  Proceeds from long-term borrowing........................                 2,500
  Principal payments on long-term debt.....................      (929)     (1,271)    (1,370)
  Proceeds from issuance of Common Stock...................        89           4        167
  Dividends paid...........................................                    (2)
                                                              -------     -------    -------
           Net Cash Provided by (Used in) Financing
             Activities....................................      (840)      1,231     (1,203)
                                                              -------     -------    -------

           Decrease in Cash and Cash Equivalents...........      (526)        (72)    (1,590)
           Cash and cash equivalents at beginning of year..     4,579       4,651      6,241
                                                              -------     -------    -------
  Cash and Cash Equivalents at End of Year.................   $ 4,053     $ 4,579    $ 4,651
                                                              =======     =======    =======

                            See accompanying notes.

                  MAXWELL LABORATORIES, INC., AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

 Consolidation and Minority Interest Amounts

  The consolidated financial statements include the accounts of Maxwell Laboratories, Inc., and its majority-owned subsidiary, PurePulse Technologies, Inc. (formerly Foodco Corporation). All significant intercompany transactions and account balances are eliminated in consolidation. The amount contributed by minority shareholders in excess of their proportionate share of the subsidiary's equity has been included with minority interest. Such amount is being amortized into income over the three-year period commencing with the commercialization and license agreement entered into by PurePulse Technologies in the fourth quarter of fiscal 1993. The formation of PurePulse Technologies and its sale of stock, which occurred in fiscal 1989, were non-taxable transactions, and therefore no deferred income taxes have been provided on the recognized gain.

 Inventories

  Inventories are stated at the lower of cost (principally first-in, first-out method) or market.

 Property, Plant and Equipment

  Property, plant and equipment are carried at cost. Depreciation and amortization are provided under the straight-line method in amounts sufficient to amortize the cost of the depreciable assets over their estimated useful lives. Depreciation and amortization of property, plant and equipment amounted to $3,415,000 in 1995, $3,783,000 in 1994, and $4,300,000 in 1993.

  In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective for fiscal years beginning after December 15, 1995. The new Statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. When events or circumstances indicate that an impairment might exist, assets will be reviewed for impairment at the appropriate asset group level. Any impairment losses identified will be measured by comparing the fair value of the asset to its carrying amount. While certain assets held by the company are expected to be subject to Statement No. 121 consideration, the company has not yet analyzed the impact of the adoption of the new Statement. Management anticipates adopting the new Statement in the first quarter of fiscal 1997 in accordance with the Statement's applicable transition provisions, at which time an assessment of long-lived asset impairment will be made based upon then current circumstances and applicable estimated future cash flows.

 Revenue Recognition

  Sales include costs as incurred and fees as earned on cost-plus-fee contracts, as well as costs incurred and estimated profits on long-term fixed-price contracts. Such estimated profits have been computed by applying the various percentages of completion of the contracts to the estimated ultimate profits. Revenues from the sale of manufactured products are recorded when the products are shipped. Provisions are made on a current basis to fully recognize any anticipated losses on contracts.

                  MAXWELL LABORATORIES, INC., AND SUBSIDIARY

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Earnings (Loss) Per Share

  The computation of earnings (loss) per share is based on the weighted average shares of Common Stock outstanding plus the dilutive effects of Common Stock equivalents arising from stock options. The average number of Common and Common equivalent shares outstanding was 2,678,000 in 1995, 2,675,000 in 1994, and 2,684,000 in 1993. The average number of shares used to compute earnings (loss) per share, assuming full dilution, was 2,683,000 in 1995, 2,675,000 in 1994, and 2,718,000 in 1993.

 Cash Equivalents

  The company classifies all highly liquid investments with a maturity of three months or less when purchased as cash equivalents.

NOTE 2 - ACCOUNTS RECEIVABLE

  The following tabulation shows the component elements of accounts receivable from long-term contracts at July 31, 1995 and 1994.

                                                  1995     1994
                                                 ------   -------
                                                  (In thousands)
U.S. Government:
 Amounts billed...............................   $2,331    $3,555
 Amounts unbilled.............................    1,005     1,007
 Retainage due upon completion of contracts...      434       563
Commercial customers:
 Amounts billed...............................      657       570
 Amounts unbilled.............................    2,014       445
                                                 ------    ------
                                                 $6,441    $6,140
                                                 ======    ======

  The balances billed but not paid by customers pursuant to retainage provisions under long-term contracts will be due upon completion of the contracts and acceptance by the customers. Substantially all retention balances and unbilled receivables at July 31, 1995, are expected to become due and payable within the next year.

NOTE 3 - LONG-TERM DEBT AND CREDIT AGREEMENTS

   Long-term debt at July 31 consists of the following:

                                                                      1995     1994
                                                                     ------   ------
                                                                     (IN THOUSANDS)
Variable rate note payable to a bank, due $42,000
 monthly plus interest............................................   $1,792   $2,250
7.75% fixed rate note payable to a bank, due $100,000 quarterly
 plus interest....................................................      800    1,200
10.0% fixed rate promissory note, due $3,000 monthly..............      245      254
Other notes payable...............................................       --       62
                                                                     ------   ------
                                                                      2,837    3,766
Less current portion..............................................      909      969
                                                                     ------   ------
                                                                     $1,928   $2,797
                                                                     ======   ======

                  MAXWELL LABORATORIES, INC., AND SUBSIDIARY

NOTE 3 - LONG-TERM DEBT AND CREDIT AGREEMENTS (CONTINUED)


  The variable rate note bears interest at the bank's prime rate plus 1/2%, and at July 31, 1995, this rate was 9.25%. Both bank notes are unsecured, and contain certain restrictive covenants relating to net-worth, net-worth-ratio and quarterly operating results. The consideration of future cash dividends, if any, could be limited by certain of these bank covenants.

  Maturities of long-term debt for each of the five years ending July 31, 2000 are: 1996 - $909,000; 1997 - $910,000; 1998 - $512,000; 1999 - $305,000; and
2000 - $14,000.

  Under an unsecured annual revolving bank line of credit agreement, the company may borrow up to $7.5 million at the bank's prime rate. At July 31, 1995, there were no outstanding borrowings under this credit arrangement.

  Under certain contracts, the company is required to maintain letters of credit during the period of contract performance. There were no such outstanding letters of credit at July 31, 1995. At July 31, 1994, outstanding letters of credit totaled $271,000.

NOTE 4 - STOCK PLANS

 Stock Option Plans

  The company's 1985 and 1989 Stock Option Plans provide for granting either Incentive Stock Options or Non-Qualified Stock Options to employees and non-
employee members  of the company's Board of Directors, respectively.   The
options granted under these plans are to purchase Common Stock at not less than fair market value at the date of grant. Employee options are exercisable in cumulative annual installments of 30 percent or 20 percent, while options in the Director Option Plan are exercisable in full one year after date of grant. All options have terms of five to ten years. The following table summarizes stock option activity for the three years ended July 31, 1995.

                                          NUMBER           PRICE
                                         OF SHARES       PER SHARE
                                         ---------       ---------

     Outstanding at August 1, 1992...     394,415    $ 7.70   to   $17.70
      Granted........................     121,643    $10.32   to   $10.71
      Exercised......................     (18,580)   $ 7.70   to   $ 7.99
      Expired or forfeited...........     (89,227)   $ 7.70   to   $17.70
                                         --------    ------   --   ------
     Outstanding at July 31, 1993....     408,251    $ 7.70   to   $13.15
      Granted........................      17,600    $ 7.50   to   $10.24
      Exercised......................        (580)                 $ 7.70
      Expired or forfeited...........     (39,392)   $ 7.70   to   $12.92
                                         --------    ------   --   ------
     Outstanding at July 31, 1994....     385,879    $ 7.50   to   $13.15
       Granted.......................     112,000    $ 7.50   to   $ 8.00
       Exercised.....................          --
       Expired or forfeited..........    (139,007)   $ 7.70   to   $12.92
                                         --------    ------   --   ------
     Outstanding at July 31, 1995....     358,872    $ 7.50   to   $13.15
                                         ========    ======   ==   ======

  The average price of all options outstanding at July 31, 1995, is $9.66 per share; the outstanding options expire at various dates through December 2004. At July 31, 1995, options for 199,000 shares of Common Stock are exercisable at $7.50 to $13.15 per share and 184,000 shares are available for future grant.

                  MAXWELL LABORATORIES, INC., AND SUBSIDIARY

NOTE 4 - STOCK PLANS (CONTINUED)

 Stock Purchase Plans

  In December 1994, the company established an Employee Stock Purchase Plan and a Director Stock Purchase Plan, under which a total of 250,000 shares of Common Stock were reserved for issuance. The employee plan permits substantially all employees to purchase Common Stock through payroll deductions at 85% of the lower of the trading price of the Stock at the beginning or at the end of each six-month offering period. The director plan permits non-employee directors to purchase Common Stock at 100% of the trading price of the Stock on the date a request for purchase is received. In fiscal year 1995, 14,000 shares were issued under the two plans for an aggregate of $89,000. At July 31, 1995, 236,000 shares are reserved for future purchases.

 Stockholder Rights Plan

  In 1989, the company adopted a Stockholder Rights Plan, and subsequently distributed one nonvoting Common Stock purchase right (Right) for each outstanding share of Common Stock. The Rights are not exercisable and will not trade separately from the Common Stock unless a person or group acquires, or makes a tender offer for, 20% or more of the company's Common Stock. Initially, each Right entitles the registered holder to purchase one-half of a share of company Common Stock at a price of $32.50 per one-half share, subject to certain anti-dilution adjustments. The Rights expire on June 20, 1999.

  If the Rights become exercisable and certain conditions are met, then each Right not owned by the acquiring person or group will entitle its holder to receive, upon exercise, company Common Stock having a market value of four times the exercise price of the Right. These provisions will not apply if a majority of the Board of Directors determines that the acquisition or other business combination is in the best interest of the shareholders. In addition, the company may redeem the Rights at a price of $.01 per Right, subject to certain restrictions.

                MAXWELL  LABORATORIES,  INC.,  AND  SUBSIDIARY

NOTE 5 - INCOME TAXES

  Income taxes (credit) are as follows for the years ended July 31, 1995, 1994, and 1993:

                       1995      1994      1993
                      ------   --------   -------
                            (IN THOUSANDS)
      Federal:
        Current.....  $(634)   $    15    $ (912)
        Deferred....    604       (935)    1,420
                      -----    -------    ------
                        (30)      (920)      508
      State:
        Current.....   (171)       (73)     (120)
        Deferred....    216        (35)      295
                      -----    -------    ------
                         45       (108)      175
                      -----    -------    ------
                      $  15    $(1,028)   $  683
                      =====    =======    ======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The primary components of the company's deferred tax assets and liabilities are as follows:

                                                                                                    1995       1994
                                                                                                   -------   --------
                                                                                                      (IN THOUSANDS)
      Deferred tax assets:
        Uniform capitalization, contract and
          inventory-related reserves............................................................   $  723    $ 1,578
        Accrued vacation........................................................................      551        619
        Environmental and other reserves........................................................      495        534
        Allowance for doubtful accounts.........................................................      217        213
        Other...................................................................................      239        337
        State NOL carryforward..................................................................      300        200
        Valuation allowance.....................................................................     (300)      (200)
                                                                                                   ------    -------
          Net deferred tax assets...............................................................   $2,225    $ 3,281
                                                                                                   ======    =======

      Deferred tax liabilities:
        Tax over book depreciation..............................................................   $  802    $ 1,023
        Deferred contract income recognition....................................................      134        148
        Other...................................................................................        4          5
                                                                                                   ------    -------
          Total deferred tax liabilities........................................................   $  940    $ 1,176
                                                                                                   ======    =======

  The effective income tax rate varied from the statutory federal income tax rate as follows:

                                                                                                     1995       1994    1993
                                                                                                    ------    -------   -----
      Statutory federal income tax rate.........................................................     34.0%    (34.0)%   34.0%
      State income taxes, net of federal tax benefit............................................      7.3       (2.7)    6.6
      Amortization of minority interest.........................................................    (41.5)      (6.6)   (2.5)
      Other items...............................................................................      3.8        4.3     0.9
                                                                                                   ------    -------    ----
      Effective income tax rate.................................................................      3.6%     (39.0)%  39.0%
                                                                                                   ======    =======    ====

                  MAXWELL LABORATORIES, INC., AND SUBSIDIARY

NOTE 6 - LEASES

  Rental expense amounted to $2,110,000, $2,343,000, and $2,140,000 in 1995,
1994, and 1993, respectively, and was incurred primarily for building rental. Future minimum rental commitments as of July 31, 1995, are as follows (in thousands):

            1996.........   $1,424
            1997.........    1,221
            1998.........    1,213
            1999.........    1,102
            2000.........      940
            Thereafter...    3,630
                            ------
                            $9,530
                            ======

  Certain leases include renewal options for periods ranging from one to twenty-five years and are subject to rental adjustment based on consumer price indexes. Substantially all leases provide that the company pay for property taxes, insurance, and repairs and maintenance.

NOTE 7 - EMPLOYEE BENEFIT PLANS


 Retirement Plan

  Substantially all employees are covered under the company's defined contribution retirement plan. Prior to 1994, company contributions under the plan were based on 5% of defined compensation for covered employees. Effective January 1, 1994, the company suspended contributions to the plan. There were no contributions made during the year ended July 31, 1995; however, contributions are expected to resume at an unspecified future date at the discretion of the Board of Directors. Contributions aggregated $550,000 and $1,052,000 for the years ended July 31, 1994 and 1993, respectively.

 Savings Plan

  Substantially all employees are eligible to elect coverage under a contributory employee savings plan which provides for company matching contributions based on one-half of employee contributions up to certain plan limits. The company's matching contributions under this plan totaled $568,000, $611,000, and $707,000 for the years ended July 31, 1995, 1994, and 1993, respectively.

NOTE 8 - RELATED PARTY TRANSACTIONS


  Mr. Karl M. Samuelian, a member of the Board of Directors of the company, is a shareholder in the law firm of Parker, Milliken, Clark, O'Hara & Samuelian, A Professional Corporation, Outside General Counsel to the company. During the years ended July 31, 1995, 1994, and 1993, the company incurred legal fees for services amounting to $66,000, $328,000, and $478,000, respectively, to Parker, Milliken, Clark, O'Hara & Samuelian.

NOTE 9 - LOSSES, RESTRUCTURING AND OTHER CHARGES


  In the second and fourth quarters of fiscal 1994, the company recorded $3 million of pre-tax charges. A $1 million charge in the second quarter resulted from the closing of the Brobeck division. Approximately $2 million of charges were provided in the fourth quarter to recognize anticipated losses on contracts and to provide for inventory and work force reduction costs. The majority of this amount was related to an overseas contract for customized capacitors which was terminated shortly after July 31, 1994.

                MAXWELL  LABORATORIES,  INC.,  AND  SUBSIDIARY

NOTE 10 - ENVIRONMENTAL MATTER

  In January 1991, the California Department of Toxic Substances Control, or DTSC, notified the company that it had been identified as one of a number of "potentially responsible parties" with respect to alleged hazardous substances released into the environment at a recycling facility in San Diego County. As Maxwell is not in the business of transporting or disposing of waste materials, the company retained the services of the owners of the recycling facility to transport certain waste material generated by Maxwell. After properly delivering the materials to the transporter, Maxwell was not further involved in the transportation, treatment or disposal of the materials. Under California and Federal "Superfund" laws, Maxwell is a potentially responsible party even though
it was not involved in the transport or disposal of the substances.   Moreover,
it is the company's understanding that alleged hazardous substances from at least approximately 160 other potentially responsible parties were released at the facility, and that response costs of approximately $7.9 million have been incurred at the site by the DTSC.

  In 1992, the company and approximately 40 other potentially responsible parties signed a consent order with the State of California. The parties which signed the consent order have agreed to reimburse the State for $4 million of the $7.9 million response costs previously incurred, and to pay for certain future site investigations and interim response actions outlined in the consent order. The currently estimated cost of such activities is $9.1 million, and the company's share of the cost, as allocated by the parties to the consent order, is currently estimated at approximately 7.0%. The eventual cost of all removal and remediation activities, for which the company and the other potentially responsible parties will share in additional reimbursements to the State, and including the $9.1 million referred to above, is currently estimated to be in the range of $15 - $20 million. About half of such amount will consist of maintenance and monitoring costs to be incurred over a 25-30 year period. The company has accrued its share of such estimated costs; on the basis of amounts accrued by the company, it is management's opinion that any additional liability resulting from this situation will not have a material effect on the company's financial statements.

NOTE 11 - BUSINESS SEGMENTS

  The company is engaged in research, development, and manufacturing activities related to sales of defense, scientific, commercial, and industrial products, programs, and services. For purposes of analyzing and understanding the financial statements, the company's operations have been classified into the following industry segments:

 Technology Programs and Services (TPS)


  TPS consists of the business associated with scientific research and development, primarily performed for agencies of the U.S. Government. Included in this segment are scientific research and studies as well as large hardware design, development, and manufacture, and the operation of test facilities.

 Commercial, Industrial and Scientific Products (CIS)


  CIS consists of the manufacture and sale of products, many of which have evolved from or employ technology developed through the company's technology programs and internally funded research and development.

                MAXWELL  LABORATORIES,  INC.,  AND  SUBSIDIARY

NOTE 11 - BUSINESS SEGMENTS (CONTINUED)

  Business segment financial data for the three years ended July 31, is as follows:

                                                                  1995       1994       1993
                                                                --------   --------   ---------
                                                                        (In thousands)
Sales:
  Technology programs and services...........................   $32,242    $42,449     $48,483
  Commercial, industrial and scientific products.............    42,762     43,014      38,419
                                                                -------    -------     -------
   Consolidated total........................................   $75,004    $85,463     $86,902
                                                                =======    =======     =======

Operating profit (loss):
  Technology programs and services...........................   $ 1,154    $ 1,609     $ 2,934
  Commercial, industrial and scientific products.............     1,025       (872)      1,572
                                                                -------    -------     -------
   Total operating profit....................................     2,179        737       4,506
  Corporate expenses and revenues............................    (1,448)    (3,120)     (2,509)
  Interest expense...........................................      (315)      (252)       (244)
                                                                -------    -------     -------
   Income (loss) before income taxes and minority interest      $   416    $(2,635)    $ 1,753
                                                                =======    =======     =======
Identifiable assets:
  Technology programs and services...........................   $16,463    $19,014     $21,589
  Commercial, industrial and scientific products.............    22,403     20,796      19,164
  Corporate..................................................    13,504     14,512      14,333
                                                                -------    -------     -------
   Consolidated total........................................   $52,370    $54,322     $55,086
                                                                =======    =======     =======
Depreciation and amortization:
  Technology programs and services...........................   $ 2,067    $ 2,311     $ 2,722
  Commercial, industrial and scientific products.............     1,269      1,394       1,464
  Corporate..................................................        79         78         114
                                                                -------    -------     -------
   Consolidated total........................................   $ 3,415    $ 3,783     $ 4,300
                                                                =======    =======     =======
Capital expenditures:
  Technology programs and services...........................   $ 1,248    $ 3,115     $ 1,770
  Commercial, industrial and scientific products.............     1,605      1,424         897
  Corporate..................................................        98        123          61
                                                                -------    -------     -------
   Consolidated total........................................   $ 2,951    $ 4,662     $ 2,728
                                                                =======    =======     =======

  Intersegment sales are insignificant. Operating profit (loss) is sales less cost of sales and operating expenses, excluding interest expense and corporate expenses and revenues. Corporate expenses in 1994 include a $1,018,000 loss on closing the Brobeck division. Identifiable assets by segment include the assets directly identified with those segments. Corporate assets consist primarily of cash and cash equivalents, deferred income taxes and facilities and land.

  Sales under U.S. Government contracts and subcontracts are primarily in the TPS business segment, and aggregated $32,120,000, $45,971,000, and $50,711,000 in 1995, 1994, and 1993, respectively.

  Export sales amounted to $7,318,000, $9,784,000, and $7,439,000 in 1995, 1994,
and 1993, respectively, principally to countries in Europe and the Pacific Rim.

                  MAXWELL LABORATORIES, INC., AND SUBSIDIARY

NOTE 12 - SUPPLEMENTARY FINANCIAL INFORMATION

  Inventories and inventoried costs relating to long-term contracts are classified as follows at July 31, 1995 and 1994:

                                                                                        1995      1994
                                                                                       -------   -------
                                                                                        (In thousands)

 Finished goods.....................................................................   $ 1,181   $ 1,052
 Reimbursable research and development..............................................        81       453
 Work in process....................................................................     2,211     1,985
 Raw materials and purchased parts..................................................     3,766     4,118
                                                                                       -------   -------
                                                                                       $ 7,239   $ 7,608
                                                                                       =======   =======

Property, plant and equipment consist of the following at July 31, 1995 and 1994:

                                                                                          1995      1994
                                                                                       -------   -------
                                                                                         (In thousands)
 Land and land improvements.........................................................   $ 3,780   $ 3,780
 Buildings and building improvements................................................    11,182    10,563
 Machinery and equipment............................................................    30,006    28,122
 Office furniture and equipment.....................................................     6,777     6,490
 Leasehold improvements.............................................................     3,517     4,503
                                                                                       -------   -------
                                                                                        55,262    53,458
 Less allowances for depreciation and amortization..................................    35,633    33,606
                                                                                       -------   -------
                                                                                        19,629    19,852
 Construction in progress...........................................................       686     1,129
                                                                                       -------   -------
                                                                                       $20,315   $20,981
                                                                                       =======   =======

  Included in Other-net is the amortization into income over a three-year period of amounts contributed by minority shareholders upon the organization of PurePulse Technologies over such shareholders' proportionate share of PurePulse Technologies' equity. This amortization began in the fourth quarter of fiscal 1993, and amounts to $508,000 each year in 1995 and 1994, and $127,000 in 1993.
Also included in Other-net is interest income of $358,000, $164,000, and $264,000 during the years ended July 31, 1995, 1994, and 1993, respectively.

  Financial instruments which subject the company to potential concentrations of credit risk consist principally of investments in cash equivalents and accounts receivable. The company invests its excess cash with major corporate and financial institutions and in U.S. Government backed securities. The company has established guidelines relative to diversification and maturities to maintain safety and liquidity, and has not experienced any losses on these investments. The company's accounts receivable result from contracts with the U.S. Government, as well as contract and product sales to non-government customers in various industries. The company performs on-going credit evaluations of selected non-government customers and generally requires no collateral.

  Supplemental disclosure of cash flow information consists of the following payments of interest and recovery of income taxes for the three years ended July 31, 1995:

                                1995    1994    1993
                                -----   -----   -----
                                   (In thousands)

     Interest................   $ 315   $ 252   $ 244
     Income taxes refunded...   $  11   $ 998   $ 153

                MAXWELL  LABORATORIES,  INC.,  AND  SUBSIDIARY

NOTE 13 - QUARTERLY RESULTS OF OPERATIONS AND STOCK INFORMATION  (UNAUDITED)

  The following is a summary of the quarterly results of operations and Common Stock price ranges for the years ended July 31, 1995 and 1994:

                                                      THREE MONTHS ENDED
                                  ----------------------------------------------------------
                                  OCTOBER 31    JANUARY 31       APRIL 30         JULY 31
                                  ----------   -------------   -------------   -------------
                                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
  1995
  Sales........................    $  17,918   $     17,630    $     17,468    $     21,988
  Gross profit.................        4,972          4,584           3,785           5,216
  Net income (loss)............          323            237            (464)            219
  Earnings (loss) per share:
   Primary.....................          .12            .09            (.17)            .08
   Fully diluted...............          .12            .09            (.17)            .08
  Common Stock price range:
   High........................            9          8 1/4               9               9
   Low.........................            7          6 3/4           6 1/2           6 5/8

  1994
  Sales........................    $  20,593   $     20,142    $     22,480    $     22,248
  Gross profit.................        4,321          4,325           5,191           3,071
  Net income (loss)............           11           (694)            320          (1,324)
  Earnings (loss) per share:
   Primary.....................           --           (.26)            .12            (.49)
   Fully diluted...............           --           (.26)            .12            (.49)
  Common Stock price range:
   High........................       14 5/8         13 3/4          10 3/8              10
   Low.........................        8 3/4          9 1/4           7 1/2               7


  Note 9 of the financial statements contains a description of items which occurred in the second and fourth quarters of fiscal year 1994, resulting in losses in those quarters.

  The company's Common Stock is traded in the NASDAQ National Market System under the symbol MXWL. High and low stock prices reflect closing quotations. The closing price for the company's stock on October 20, 1995, was $10.50.

  As of October 1, 1995, there were 518 record holders of the company's Common Stock. The company declared no dividends in fiscal 1995, but distributed a 5% stock dividend during the second quarter of fiscal years 1994 and 1993, and has on occasion paid cash dividends within the last five fiscal years. The Board of Directors may consider future year-end cash dividends depending on the company's cash and other requirements at such time.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Board of Directors and Shareholders
Maxwell Laboratories, Inc.

  We have audited the accompanying consolidated balance sheet of Maxwell Laboratories, Inc., and subsidiary as of July 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended July 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Maxwell Laboratories, Inc., and subsidiary at July 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended July 31, 1995, in conformity with generally accepted accounting principles.


/s/ERNST & YOUNG LLP

San Diego, California
September  28, 1995

                                    MAXWELL

                             MAXWELL'S STRATEGIC
                             DIRECTION: FOCUSING
                             CORE CAPABILITIES ON
                                MAJOR MARKETS.

                                     1995

                             SUMMARY ANNUAL REPORT

Maxwell Laboratories, Inc., based in San Diego, is an advanced scientific and computer-based information systems and services company. Maxwell is recognized as a leading developer and manufacturer of high-energy pulsed-power components and systems for defense and commercial markets such as food processing and packaging, mining, health care, and transportation. The Company also designs and manufactures integrated PC systems for real-time commercial and industrial applications.

                                       TO OUR
                                 SHAREHOLDERS

Despite fluctuations in quarterly results during the past year, Maxwell Laboratories was able to post a net profit for 1995. We were particularly pleased by a strong performance in the fourth quarter.

FINANCIAL PERFORMANCE

For the year ended July 31, 1995, total sales were $75,004,000, compared to $85,463,000 in 1994. The Company had a net profit of $315,000, or $0.12 a share, compared to a net loss of $1,687,000, or $0.63 a share, last year. Commercial sales in 1995 were 57% of total sales, up from 46% of Company sales in the prior year.

OPERATIONS

Although sales declined in 1995, the Company experienced steady improvement in its efforts to stabilize revenue and generate income that can provide a base for growth in new markets. Several operations contributed significantly to income in 1995. Most noteworthy:

 .   I-Bus division, a leader in integrated PC systems for real-time industrial and commercial applications, made impressive gains in sales and earnings. Since being acquired by Maxwell in 1991, I-Bus has grown at an annual compound rate of 28%.

 .   Although contract R&D business, largely defense oriented, has declined sharply, Maxwell's contract R&D still generated approximately $30 million in 1995 sales.

 .   Finally, PurePulse Technologies, still a relatively small operation, made a meaningful contribution to profits in 1995.

Additionally, there has been progress in emerging areas such as mining, ultracapacitors for electric vehicles, and information systems for educational and state/local government markets.

Operations and emerging technologies are discussed in more detail in the Question and Answer portion of the annual report which follows this letter.

MANAGEMENT SUCCESSION PLAN

On September 19, 1995, the Company announced adoption of Maxwell's Executive Management Succession Plan. As a first step, effective October 1, 1995, Dr. Alan C. Kolb relinquished the position of Chairman of the Board to Donn A. Starry, a member of the Board since 1988. The next step in the transition process will be the establishment of a search committee, chaired by Donn Starry, to select the next President, CEO-Designee.

OUTLOOK

Over the past three years, Maxwell Laboratories has undergone an extensive restructuring and redirection of its priorities in order to accommodate the declining defense market and take advantage of exciting new technology applications in commercial markets. We believe that the company is now positioned to realize profitable growth in several new commercial businesses.

As we enter 1996, our redirection efforts should produce the results we anticipated at their inception. We look forward to improved revenues and gains in earnings in 1996 and succeeding years.

We thank you for your support.

[Donn A. Starry's Picture appears here]

Donn A. Starry
Chairman of the Board

[Alan C. Kolb, Ph.D.'s Picture appears here]

Alan C. Kolb, Ph.D.
President and
Chief Executive Officer

                   [PHOTO PAGE -- Text Continues on Page 3.]

                                GOVERNMENT
                                R & D PROGRAMS

Innovative technologies originally developed under government contracts to meet the country's critical defense needs have led to a number of new applications with promising commercial potential.

Over the past 25 years
Maxwell Laboratories has
made major investments in
professional skills and ex-
perience to address the
challenges of a wide variety
of complex government
R & D programs and to
move its technologies into
the commercial marketplace.

[PICTURE APPEARS HERE]

Reviewing milestone achievements
on a joint S-Cubed / Balboa program
are, left to right: Gary Jongeward,
Arne Kalma, Karin Robertson,
Larry Longden, Roger White,
and Jeff Stevens.

Government R&D
contracts today provide
more than one-third of
the Company's sales.
Research and development
programs are spread
throughout the Company,
involving pulsed-power
research at Maxwell's
Albuquerque division,
hardware and testing
programs at the Balboa
division, and research
and testing at
S-Cubed.

In the following Question and Answer portion of this year's annual report, Dr. Alan C. Kolb, President and Chief Executive Officer of Maxwell Laboratories, responds to the most frequent and typical investor questions regarding the Company's business, strategic direction, current operations, and outlook.

Q
For the past five years, the Company has been in transition--working to develop promising new commercial products and services. It appears that Maxwell is still in that transition period. Why is this taking so long?

A
The process of change from defense to commercial markets can best be understood by events of the last five years. Because of the rapidity with which the perceived "Cold War" threat diminished, U.S. defense budgets have declined much more rapidly than anyone could have predicted five years ago. For example, Maxwell's defense business declined from $65 million to $30 million in that five-year period. While the $30 million is not insignificant, decreased sales and lesser profits mean fewer resources available to commercialize our core technologies.

        With government established programs, contractors are paid to meet prescribed goals and paid a fee for achieving those goals. Products and services for the commercial marketplace, by contrast, are developed from, or funded by, internal financing or by agreements with strategic business partners. As a consequence, financial limits determine how quickly commercial products can be developed and marketed. Despite this constraint, Maxwell's fiscal 1995 sales have a 57% commercial content, up from 17% in 1988. This reflects a substantial increase in commercial business, nearly offsetting the decline in defense revenues.

        It should also be emphasized that many of the commercial products and services Maxwell is developing are really revolutionary, not just evolutionary. The time from product concept to a commercially marketable product is measured in years rather than months; significant revenues are realized long-term, as opposed to monthly or quarterly returns characteristic of government development contracts.

        We see this effect in our PurePulse Technologies subsidiary. The concept phase of PurePulse's technology began in 1981. To date, more than $12 million has been invested in the commercialization of this revolutionary technology, and while prototype units are now being sold, serial production has not yet begun.

        We have learned that the transition from defense contracting to market-driven commercial sales is more difficult than we had anticipated. The time and resources required to develop and bring commercial products to market are considerable. As a consequence, we are focusing on those market opportunities that allow us to use our resources most productively.

Q
Define Maxwell, if you could. What kind of company are you, and where are you going?

A
Maxwell has three strong core competencies: power conversion components and systems; purification technology; and information technology. The first two are based on high-energy-density pulsed power. Information technology includes both our computer software and hardware. We are applying our core technologies to improve the quality of life in such areas as food and medical product sterilization, low emission vehicle power sources, information networks, and law enforcement. Today, Maxwell is providing improved capabilities for all these applications.

        With the exception of the I-Bus division, virtually all of the core competencies were developed within Maxwell to respond to the requirements of government agencies--the Defense Nuclear Agency, the Advanced Research Projects Agency, and the National Laboratories of the Department of Energy. We still have a number of products and services of interest to the Department of Defense, and intend to continue to pursue those in order to keep our technology base well honed.

        To elaborate first on pulsed power, consider the following:

        In the food processing and packaging markets, PurePulse Technologies' PureBright(R)

                   [PHOTO PAGE -- Text Continues on Page 7.]

                                       POWER
                                  CONVERSION

Maxwell was founded to develop and manufacture high-energy-density capacitors. Its pioneering technologies have led to a new generation of specialized capacitors for use in large commercial markets.

Specialized capacitors play a prominent role as one of the Company's most innovative technologies. For example, Sierra division's new filter/capacitor for the implantable pacemaker and defibrillator markets has been well received. This capacitor blocks external sources of electromagnetic energy, such as microwave transmissions, from affecting the internal circuitry.

                            [PICTURE APPEARS HERE]

Maxwell's new high-energy-density capacitor--the Ultracapacitor--has 10 times the energy density of any other capacitor built by Maxwell, and 3 to 5 times the energy density of any competing capacitor for the promising hybrid electric vehicle market. The Ultracapacitor can also be used to provide a back-up power source for industrial and commercial facilities during intermittent power outages.

Power conversion presents many opportunities in large and growing markets. Mining, health care, and transportation are just three areas where pulsed power has the potential to do a job faster, more cost effectively, and safer.

                   [PHOTO PAGE -- Text Continues on Page 7.]

                                 PURIFICATION
                                 SYSTEMS

The art of effectively using instantaneous pulses of intense light to kill microbiological organisms is the product of Maxwell's more than 25 years of experience with high-energy-density pulsed power.

Maxwell pioneered the use of high-energy pulsed power for sterilization purposes back in 1981. Since that time, more than $12 million has been invested to produce hardware with consistently high levels of performance and reliability.

                            [PICTURE APPEARS HERE]

PurePulse Technologies' proprietary PureBright(R) system gives the health care industry an effective new tool for sterilizing medical products--in this case, intravenous solutions.

The development of
reliable and cost effective
pulsed light and pulsed electric
field systems present substantial
opportunities for Maxwell's PurePulse
Technologies subsidiary in areas such
as food safety, air and water purification, and medical products and package sterilization.

system generates intense pulses of light that kill microorganisms, extending the shelf life of foods. Our CoolPure(TM) system generates pulsed electric fields in liquid foods, again extending shelf life. Outside the food area, we are also addressing markets which could be substantial for medical sterilization and purification of water and air.

        Our Ultracapacitors have two exciting applications. One is to level the electrical loads on batteries in electric or hybrid electric vehicles during acceleration or braking, thus extending both battery life and driving range for vehicles designed in response to increasingly stringent Corporate Average Fuel Economy (CAFE) standards. Ultracapacitors can also provide continuous power for large commercial and industrial facilities in the event of intermittent power outages.

        Another example of our core technical competency is our proprietary electrothermal chemical cartridge (ETC). Originally developed for advanced conventional weapons systems, this cartridge has a controllable explosive capability for construction and demolition, mining, and fragmenting very large rocks.

Q. These are examples of pulsed power that Maxwell has talked about in the past. What are some of the lesser discussed areas of promise?

A. One which was noted in the letter to shareholders is Maxwell's I-Bus division, a leader in producing customized, real-time commercial and industrial integrated PC systems for original equipment manufacturer (OEM) applications. Ruggedized PC platforms offer economical solutions with a fast time to market. I-Bus has grown steadily by positioning itself as the ideal strategic partner to medium-to-large OEMs.

        Software integration and networking services for information systems is another area in which respectable sales have already been achieved. By leveraging the expertise originally developed to support our defense business, the software and systems integration group of our S-Cubed division won two multi-year contracts in 1994 totaling $6.9 million. One contract was for network hardware for a state-of-the-art computerized Child Support Enforcement System; the other was for upgrading a county Criminal Justice

Information System, with the latest integrated data base and graphics tools.

        More recently, two additional contracts were announced by our S-Cubed division. One was a $3.2 million order to integrate computer systems for the Florida Association of County Clerks. The second was an educational software development and licensing agreement for algebra and physics instructional products with Glencoe/McGraw-Hill, the largest distributor of secondary educational materials in the country. Success in this initiative could open the way to very large markets.

Q
What is the potential for further software business?

A
I believe we've barely scratched the surface with the programs just mentioned. First, many state and local governments are facing increasing pressures to reduce costs and increase efficiency. Up-to-date complex computer hardware and software can help solve these problems. Second, the information technology group is establishing itself in this market. Upon successful completion of work in progress, we should have a strong record of performance--something rare in this emerging marketplace.

Q
For several years, Maxwell has talked of new business opportunities and technology applications. Should the Company have concentrated its resources on fewer applications--those offering the greatest promise?

A
Ideally, you want the broadest range of new ideas to flow through the organization. Then a downselection process takes place. We have carefully chosen all the new applications because they initially met several key criteria. In some cases, potential customers were not only interested in our technology, they were willing and able to fund development to determine concept feasibility. In virtually all cases, there appeared to be a substantial market with growth rates consistent with our corporate needs, and in which the technology appeared appropriate to match the market opportunity.

        A company of our size does not have the financial development and marketing resources

                  [PHOTO PAGE -- Text Continues on Page 11.]

                                      INFORMATION
                             TECHNOLOGY--SOFTWARE

Skills developed by S-Cubed's professionals for three-dimensional modeling and space physics programs are now being applied to educational, criminal justice, and other software markets.

Long noted for its ability
to develop the innovative software
needed to solve complex problems, S-Cubed has also become a recognized provider of networking and systems integration.

      [PICTURE APPEARS HERE]

Applying its real-world
experiences, S-Cubed's staff has developed an interactive CD-ROM physics program which is being marketed by Glencoe / McGraw-Hill to the educational marketplace.

As it successfully
completes its work on programs such
as a county Criminal Justice Information
System, a statewide Child Support Enforcement
Program, and a computer system
upgrade for a County Clerks Association, S-Cubed is positioning itself to be a recognized, dependable justice information systems integrator, providing software/ hardware solutions to government agencies needing to increase efficiencies and reduce costs.

                  [PHOTO PAGE -- Text Continues on Page 11.]

                             INFORMATION
                             TECHNOLOGY--HARDWARE

By establishing itself as the ideal partner for Original Equipment Manufacturers
(OEMs) who require customized computers for their automated applications, I-Bus has achieved a 28% compound growth rate.

I-Bus is an industry leader
in the design and production of
customized CPUs, enclosures, and systems for OEM applications.

      [PICTURE APPEARS HERE]

I-Bus provides this customized computer for In-Flight Entertainment Systems.
The rugged computer provides the master
control functions for In-Flight's telephone and entertainment systems located in the seat backs and armrests of commercial aircraft.

Whether the application is in-flight
entertainment, computer telephony,
medical, automated equipment, or test
equipment, I-Bus has the resources to
respond quickly and cost effectively
to provide its customers with superior
custom computer solutions.

needed to bring all of its technology applications to market. We are concentrating our product development and marketing on those applications which promise the greatest long- term potential. We have also been diligent in searching out strategic partners to help us in these areas.

Q
It appears that some newer pulsed power applications are not generating commercial sales as rapidly as Maxwell might have hoped. Why is this?

A
Whether we're talking about mining, food and medical purification, or other applications, pulsed power generally does not represent the only way a process can be improved. If our technology is adopted, it will generally replace an existing technology. Therefore, it's not a question of one minor component replacing another; rather, it represents a major change in the way the process is carried out. Our new method therefore competes in both cost and efficiency with the existing process.

        From a customer's standpoint, replacement of an existing way of doing things with Maxwell technology could mean a major, and potentially expensive, retrofit program. Before a customer makes such a commitment, he will want--and is entitled to--answers to important questions such as: What is the improvement in performance? Can we maintain or improve reliability? How does the cost of the proposed process compare? Are there substantial advantages to the new system?

        It takes time to acquire test data to answer such questions with confidence. Since we must deliver the best product possible, we use the test data to further enhance the product. In addition, it is normally necessary to establish a test site to demonstrate whether or not our product provides real advantages in an operating environment.

Q
Some of Maxwell's products require Food and Drug Administration (FDA) approval. What can be said about the time lines of the approval process?

A
The process itself is understandably deliberate and therefore slow--especially with revolutionary technology applications. However, with PurePulse technology-- PureBright and CoolPure--we are making good progress in obtaining FDA approvals. We are also beginning the process with the FDA for approval of purification technology for medical and pharmaceutical products and processes. We expect that FDA approval will lead to more application evaluations and testing with customers at our PurePulse facilities. More importantly, FDA approval will facilitate the establishment of product pilot lines and help accelerate the commercial sales of PurePulse systems.

Q
Can you expand on your strategic plans for power conversion products?

A
Yes, particularly in regard to our ETC cartridge and Ultracapacitor technologies. First, we are evaluating the use of our proprietary ETC cartridge technology for mining, construction, and demolition applications. Encouraging rock blasting tests have just been completed in an underground working mine. Test results indicate that the ETC cartridge is potentially superior to conventional explosives in terms of blast characteristics and mine safety. It has the potential to allow mining to be done continuously, thus reducing costs; and it will give the mining crew better control over the blast. Of equal importance, our cartridge eliminates toxic fumes, thus providing greater personal safety for mining crews. We are developing business arrangements with potential strategic partners to further evaluate and commercialize the technology.

        Second, although still in the laboratory stage, Ultracapacitors are being scaled up to meet load level requirements consistent with loads on batteries that power electric or hybrid electric vehicles. To date, we have built and successfully tested small prototypes. Our first scaled-up Ultracapacitors have the highest energy density ever achieved--more than 10 times the energy density of any other commercial capacitor ever produced by Maxwell. We believe this energy-density level to be three to five times greater than any known competing capacitor for electric vehicle use. In this area, we are also seeking strategic partners to provide development investment and marketing support.

Q
Are there other areas of interest to investors?

A
Yes. Our Sierra division has developed a proprietary miniature capacitor with the ability to filter out externally caused high frequency signals that may interfere with the operation of implantable heart defibrillators and pacemakers. Sierra has been shipping the new filter/capacitor for several months. With about three million wearers of implantable devices worldwide, and annual sales of 350,000 new devices, this promises to be a substantial market opportunity.

Q
Do you consider current profitability to be at an acceptable level?

A
No, it certainly isn't the kind of margin we should be satisfied with in the long term. What we are working on is striking the proper balance in the trade-off between current earnings and investments in new products that will produce larger earnings in the future.

Q
What can investors look forward to in 1996?

A
In 1996, our primary goal is to expand market penetration with existing products and to increase profit margins by becoming more efficient internally. In addition, we intend to pursue license and joint development agreements which should provide us with the resources to successfully commercialize our core competencies. We intend to invest more selectively in order to accelerate the development of our products and reduce their time-to-market.

        In summary, we anticipate expansion of our existing commercial business with an increase in both sales and profit in 1996. We also look for positive developments with new product applications to achieve our long-term objectives.

MAXWELL LABORATORIES, INC., AND SUBSIDIARY

                        FIVE-YEAR SELECTED
                        FINANCIAL DATA

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS & RATIOS)                  YEAR ENDED JULY 31
-----------------------------------------------------------------------------------------------------
                                                   1995       1994       1993       1992       1991
Sales                                             $75,004    $85,463    $86,902    $90,159    $86,312
Costs and expenses                                 74,588     88,098     85,149     96,851     82,444
                                                  -------    -------    -------    -------    -------
Income (loss) before income taxes and minority
  interest                                            416     (2,635)     1,753     (6,692)     3,868
Provision for income taxes                             15     (1,028)       683     (2,745)     1,137
Minority interest in net income of subsidiary          86         80         48         30         72
                                                  -------    -------    -------    -------    -------
Net income (loss)                                 $   315    $(1,687)   $ 1,022    $(3,977)   $ 2,659
                                                  =======    =======    =======    =======    =======
Earnings (loss) per share:
  Primary                                         $   .12    $  (.63)   $   .38    $ (1.50)   $  1.00
  Fully diluted                                   $   .12    $  (.63)   $   .37    $ (1.50)   $   .99
Cash dividends per share                                                           $   .40    $   .40
Total assets                                      $52,370    $54,322    $55,086    $59,925    $56,413
Working capital                                   $17,855    $18,091    $20,142    $18,410    $22,976
Working capital ratio                              2.37:1     2.31:1     2.49:1     2.02:1     3.24:1
Long-term debt                                    $ 1,928    $ 2,797    $ 1,515    $ 2,538    $ 1,710
Shareholders' equity at year-end                  $35,364    $34,960    $36,645    $35,456    $40,164
Shares outstanding at year-end                      2,689      2,675      2,675      2,656      2,636
Book value per share at year-end                  $ 13.15    $ 13.07    $ 13.70    $ 13.35    $ 15.24

MAXWELL LABORATORIES, INC., AND SUBSIDIARY

                                                                    CONSOLIDATED
                                                                   BALANCE SHEET

(IN THOUSANDS)                                                               JULY 31
-------------------------------------------------------------------------------------------
                                                                         1995        1994
ASSETS
Current Assets
  Cash and cash equivalents                                            $ 4,053      $ 4,579
  Accounts receivable:
    Trade and other, less allowance for doubtful accounts of
      $545 in 1995 and $530 in 1994                                      9,589        9,883
    Long-term contracts                                                  6,441        6,140
                                                                       -------      -------
                                                                        16,030       16,023
  Inventories and inventoried costs relating to long-term contracts      7,239        7,608
  Recoverable income taxes                                                 861           64
  Prepaid expenses                                                         572          512
  Deferred income taxes                                                  2,090        3,135
                                                                       -------      -------
    Total Current Assets                                                30,845       31,921
Property, Plant and Equipment, net of accumulated depreciation and
  amortization                                                          20,315       20,981
Deposits and Other                                                       1,210        1,420
                                                                       -------      -------
                                                                       $52,370      $54,322
                                                                       =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                                     $ 9,400      $ 9,925
  Accrued employee compensation                                          2,681        2,936
  Current portion of long-term debt                                        909          969
                                                                       -------      -------
    Total Current Liabilities                                           12,990       13,830

Long-Term Debt                                                           1,928        2,797
Deferred Income Taxes                                                      805        1,030
Minority Interest and Additional Amounts Contributed                     1,283        1,705
Shareholders' Equity
  Common Stock, $.10 par value
    Authorized 5,000,000 shares
    Issued and outstanding: 1995-2,689,185 shares;
      1994-2,674,973 shares                                                269          267
  Additional paid-in capital                                            18,889       18,802
  Retained earnings                                                     16,206       15,891
                                                                       -------      -------
                                                                        35,364       34,960
                                                                       -------      -------
                                                                       $52,370      $54,322
                                                                       =======      =======

MAXWELL LABORATORIES, INC., AND SUBSIDIARY

                        CONSOLIDATED
                        STATEMENT OF INCOME

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)                        YEAR ENDED JULY 31
----------------------------------------------------------------------------------------
                                                            1995       1994       1993
Sales                                                      $75,004    $85,463    $86,902
Costs and expenses:
  Cost of sales                                             56,447     68,555     65,765
  Selling, administrative and general expenses              13,636     14,068     13,525
  Research and development expenses                          5,038      4,794      5,650
  Loss on closing of Brobeck division                                   1,018
Interest expense                                               315        252        244
Other-net                                                     (848)      (589)       (35)
                                                           -------    -------    -------
                                                            74,588     88,098     85,149
                                                           -------    -------    -------
Income (loss) before income taxes and minority interest        416     (2,635)     1,753
Provision for income taxes                                      15     (1,028)       683
Minority interest in net income of subsidiary                   86         80         48
                                                           -------    -------    -------
  Net income (loss)                                        $   315    $(1,687)   $ 1,022
                                                           =======    =======    =======
Earnings (loss) per share:
  Primary                                                  $   .12    $  (.63)   $   .38
                                                           =======    =======    =======
  Fully Diluted                                            $   .12    $  (.63)   $   .37
                                                           =======    =======    =======

                        REPORT OF
                        ERNST & YOUNG LLP,
                        INDEPENDENT AUDITORS

Board of Directors and Shareholders
Maxwell Laboratories, Inc.

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Maxwell Laboratories, Inc., and subsidiary at July 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended July 31, 1995 (not presented separately herein) and in our report dated September 28, 1995, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.

                                              /s/ ERNST & YOUNG LLP
                                              ---------------------------------
                                                  Ernst & Young LLP

San Diego, California
September 28, 1995

OFFICERS AND DIRECTORS

Alan C. Kolb, Ph.D./1/
  President and Chief Executive Officer, Director
General Donn A. Starry, USA (Ret.)/1//,//2/
  Chairman of the Board, Director
Sean M. Maloy
  Executive Vice President and Chief Operating
  Officer, Director
Kedar D. Pyatt, Jr., Ph.D./1/
  Senior Vice President and Chief Technical Officer,
  Director
Gary J. Davidson
  Vice President-Finance and Administration,
  Chief Financial Officer and Treasurer
Donald M. Roberts
  General Counsel
Richard C. Eppel
  Vice President
Richard E. Smith
  Vice President
Eduardo M. Waisman, Ph.D.
  Vice President
Karl M. Samuelian/1/
  Chairman of the Executive Committee and
  Secretary, Director, Shareholder in the law firm of Parker, Milliken, Clark, O'Hara & Samuelian,
  Los Angeles, California
Lewis J. Colby, Jr., Ph.D./2/
  Director, Retired Senior Vice President-
  Technology, Allied-Signal, Inc., Morristown,
  New Jersey
Adolphe G. Gueymard/2/
  Director, Oil and Gas Investments, Houston, Texas
Admiral Thomas B. Hayward, USN (Ret.)/2/
  Director, President and Chief Executive Officer,
  Thomas B. Hayward Associates, Honolulu, Hawaii, an Asia-Pacific consulting firm
Henry F. Owsley/2/
  Director, Founding Partner, The Gordian Group,
  New York, New York
John W. Weil, Ph.D./2/
  Director, President, Weil Associates, Inc.,
  Consultants for Technology Appraisal,
  Bloomfield Hills, Michigan
Louis Siegel
  Director Emeritus/3/, Retired Senior Executive
  Vice President and Consultant, Union Bank,
  Los Angeles, California
Outside Counsel
  Parker, Milliken, Clark, O'Hara & Samuelian,
  Los Angeles, California
Auditors
  Ernst & Young LLP, San Diego, California
Transfer Agent and Registrar
  First Interstate Bank, Stock Transfer Department,
  P.O. Box 54261, Terminal Annex, Los Angeles,
  California 90054, (800) 522-6645
Corporate Offices
  8888 Balboa Avenue, San Diego, California
  92123-1506, (619) 279-5100
Form 10-K
  The Company's Form 10-K annual report is available to shareholders on written request directed to the Vice President-Finance and Administration, at the Company's corporate offices.
Stock Information
  Maxwell Common Stock is traded over the counter and is quoted in the NASDAQ National Market
  System. The trading symbol is MXWL.
1995 Annual Meeting
  The 1995 Annual Meeting of Shareholders will be held at 10:00 a.m. on Tuesday, December 12, 1995, at the La Jolla Marriott, 4240 La Jolla
  Village Drive, La Jolla, California 92037. October
  16, 1995, was the record date for determining the shareholders entitled to vote at this meeting.

/1/ Member of the Executive Committee
/2/ Member of the Audit Committee
/3/ Retired 1991

                              Maxwell Laboratories, Inc.
                              8888 Balboa Avenue
                              San Diego
                              California 92123-1506
                              (619) 279-5100

                           MAXWELL LABORATORIES, INC.
PROXY                                                                      PROXY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE 1995 ANNUAL MEETING OF SHAREHOLDERS

  The undersigned shareholder of MAXWELL LABORATORIES, INC. hereby appoints Karl M. Samuelian and Alan C. Kolb and each of them, with full power of substitution to each, proxies of the undersigned to represent the undersigned at the 1995 Annual Meeting of Shareholders of MAXWELL LABORATORIES, INC. to be held on December 12, 1995 at 10:00 A.M., local time, at the La Jolla Marriott, 4240 La Jolla Village Drive, La Jolla, California, and at any adjournment(s) thereof, with all powers, including voting rights, which the undersigned would possess if personally present at said meeting on the following:
(1) Election of Three Directors of the Company of Class III to serve until the 1998 Annual Meeting of Shareholders of MAXWELL LABORATORIES, INC. and until their respective successors are duly elected and qualified.
    [_] FOR ALL NOMINEES LISTED BELOW       [_] WITHHOLD AUTHORITY to vote
        (except as marked to the                for all listed below
         contrary below)

               Alan C. Kolb, Karl M. Samuelian, Thomas B. Hayward

  (INSTRUCTIONS: To withhold authority for any individual nominee write that nominee's name in the space provided below.)


          ----------------------------------------------------------
(2) Approval of the Company's 1995 Stock Option Plan.
                         [_] FOR   [_] AGAINST   [_] ABSTAIN

(3) In their discretion, upon all matters as may properly come before the meeting or any adjournment or adjournments thereof.

  THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR LISTED ABOVE AND FOR PROPOSAL (2) ABOVE.


  The proxies (or, if only one, then that one proxy) or their substitutes acting at the meeting may exercise all powers hereby conferred.

  The undersigned hereby revokes any prior proxy and ratifies and confirms all that the above-named proxies or their substitutes, and each of them, shall lawfully do or cause to be done by virtue hereof.

  The undersigned hereby acknowledges receipt of the Notice of the 1995 Annual Meeting of Shareholders and accompanying Proxy Statement dated October 31, 1995.

                                           Dated: _______________________, 1995


                                           ____________________________________
                                                        Signature

                                           ____________________________________
                                           IMPORTANT: In signing this Proxy,
                                           please sign your name or names in
                                           the same way as shown at left. When
                                           signing as a fiduciary, please give
                                           your full title. If shares are
                                           registered in the names of two or
                                           more persons, each should sign.

IMPORTANT: PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE
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